           _________________________________________________________

           _________________________________________________________



                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                           dated as of June 27, 1996


                                     among


                    Security Capital Atlantic Incorporated,


                            The Banks Listed Herein


                                      and


                   Morgan Guaranty Trust Company of New York,
                                    as Agent



           _________________________________________________________

           _________________________________________________________

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 27, 1996, among SECURITY CAPITAL ATLANTIC INCORPORATED, the BANKS listed on the signature pages hereof and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.


                              W I T N E S S E T H:
                              - - - - - - - - - -


          WHEREAS, the Borrower, the Agent and the Banks that were parties thereto, entered into the Amended and Restated Credit Agreement, dated as of August 2, 1995, (the "Original Amended Credit Agreement"), whereby the Agent and the Banks agreed to lend to the Borrower up to $300,000,000 pursuant to the terms and conditions set forth therein;

          WHEREAS, the Original Credit Agreement has been amended by the following: (i) the First Amendment to Amended and Restated Credit Agreement, dated as of February 1996, among the Borrower, the Agent and the Banks that were parties thereto and (ii) the Second Amendment to Amended and Restated Credit Agreement, dated as of May 29, 1996, among the Borrower, the Agent and the Banks that were parties thereto (the Original Amended Credit Agreement, as so amended, the "Existing Credit Agreement");

          WHEREAS, the Borrower, the Agent and the Banks wish to, inter alia, increase the aggregate amount of the Available Commitments to $350,000,000 on the terms and conditions set forth herein and to amend and restate the Existing Credit Agreement in its entirety as set forth in this Agreement; and

          WHEREAS, upon the effectiveness of this Agreement, each reference in each of the other Loan Documents to the Existing Credit Agreement shall mean and be a reference to this Agreement.

          NOW, THEREFORE, with reference to the foregoing recitals, in reliance thereon and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety to read and further agree as follows:

                                   ARTICLE I

                                  DEFINITIONS


          SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

          "Acquisition Cost" means, with respect to each parcel of real property that becomes part of the Mortgaged Property, the purchase price (exclusive of the portion of the purchase price attributable to items customarily apportioned) paid by the Borrower or any Subsidiary Guarantor, as applicable, in acquiring such Mortgaged Property, plus related transaction costs capitalized in accordance with generally accepted accounting principles and recorded on the books of the Borrower or such Subsidiary Guarantor, as the case may be, and plus any Capital Expenditures attributable to such real property.

          "Additional Properties" has the meaning set forth in Section 3.01(b).

          "Adjusted CD Rate" has the meaning set forth in Section 2.06(b).

          "Adjusted London Interbank Offered Rate" has the meaning set forth in
Section 2.06(c).

          "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. An Affiliate of the Borrower or any Subsidiary Guarantor includes, without limitation, (i) any officer or director of such Person and (ii) any record or beneficial owner of more than 10% of any class of Equity Interests of such Person; provided that, for purposes of this clause (ii), so long as Group owns beneficially more than 50% of each class of Equity Interests of the Borrower, an Affiliate of the Borrower for purposes of clause (ii) shall not include any record or beneficial owner of less than 20% of any class of Equity Interests of the Borrower. For purposes of this definition "control" of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Equity Interests, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

          "Aggregate Mortgaged Property Value" means, at any time, the aggregate of all Individual Mortgaged Property Values of parcels of real property then subject to a Mortgage.

          "Agreement" means this Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time.

          "Alabama Pledge Agreement" means the Alabama Pledge Agreement, dated on or before the Current Closing Date, by Alabama Sub, and the Agent, as pledgee, as it may be amended, supplemented or otherwise modified from time to time.

          "Alabama Sub" means SCA - Alabama Multifamily Trust.

          "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

          "Appraised Value" of any parcel of real property means the value thereof as indicated on the most recent appraisal therefor delivered to the Agent and approved by Banks having more than 50% in aggregate amount of Commitments (i) on a Closing Date in connection with such property becoming subject to a Mortgage or (ii) pursuant to Section 9.15.

          "Assessment Rate" has the meaning set forth in Section 2.06(b).

          "Assignee" has the meaning set forth in Section 9.06(c).

          "Available Commitment" means, with respect to each Bank, at any time, the amount obtained by multiplying such Bank's Commitment at such time by a fraction, the numerator of which is the Total Available Commitments at such time and the denominator of which is $350,000,000.

          "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "Base Rate Loan" means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.05(c) or Article VIII.

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Borrower" means Security Capital Atlantic Incorporated, a Maryland corporation, and its successors.

          "Borrower Assignment of Rents and Leases" means the Assignment of Rents and Leases, dated on or before the Initial Closing Date, between the Borrower, as assignor, and the Agent, as assignee, as it may be amended, supplemented or otherwise modified from time to time.

          "Borrower Cash Collateral Agreement" means the Cash Collateral Account Security, Pledge and Assignment Agreement, dated on or before the Initial Closing Date, between the Borrower, as pledgor, and the Agent, as pledgee, as it may be amended, supplemented or otherwise modified from time to time; it being agreed by the Banks that the Agent shall enter into a replacement Cash Collateral Account Security, Pledge and Assignment Agreement promptly after the Current Closing, pursuant to which First Union National Bank of Georgia shall act as cash collateral agent on behalf of the Agent.

          "Borrower Mortgage" means the Indenture of Mortgage, Deed of Trust, Deed to Secure Debt, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases, dated on or before a Closing Date, between the Borrower as mortgagor and grantor (and, with respect to the State of Florida, NC Sub and SC Sub as additional mortgagors and grantors), the Agent as mortgagee and beneficiary, and the Trustee thereunder, as it may be amended, supplemented or otherwise modified from time to time.

          "Borrower Pledge Agreement" means the Pledge Agreement, dated on or before the applicable Closing Date, between the Borrower, as pledgor, and the Agent, as pledgee, as it may be amended, supplemented or otherwise modified from time to time.

          "Borrowing" has the meaning set forth in Section 1.03.

          "Capital Expenditures" means, for any period, the sum of all expenditures (whether paid in cash or accrued as a liability) by the Borrower which are capitalized on the balance sheet of the Borrower in conformity with GAAP.

          "CD Base Rate" has the meaning set forth in Section 2.06(b).

          "CD Loan" means a Loan which bears interest at a rate calculated by reference to the CD Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

          "CD Margin" has the meaning set forth in Section 2.06(b).

          "CD Reference Bank" means Morgan Guaranty Trust Company of New York.

          "Closing Date" means either the Initial Closing Date, the Current Closing Date or the applicable Subsequent Closing Date, as the case may be.

          "Collateral" means all property and interests in property now owned or hereafter acquired in or upon which a Lien has been or is purported or intended to have been granted to the Agent on behalf of the Banks under the Loan Documents.

          "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

          "Commitment Fee" has the meaning set forth in Section 2.07(a).

          "Commitment Reduction Date" means the last day of each of six consecutive six-month periods, the first such day being the last day of the six-month period immediately following the Conversion Date and the last such day being the third anniversary of the Conversion Date.

          "Consolidated Capital Expenditures" means, for any period, the product of (A) the Unit Amount, and (B) the sum of the number of units contained in all completed properties as of the last day of each month during the applicable twelve month period, divided by 12, except to the extent that actual expenditures in the aggregate exceed for such period amounts raised by the Borrower and its Subsidiaries pursuant to (x) equity offerings, (y) borrowings from third parties (including borrowings pursuant to this Agreement) and (z) undistributed Funds From Operations, in which case the excess shall also be deemed to be Consolidated Capital Expenditures.

          "Consolidated Debt" means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

          "Consolidated Interest Expense" means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, for such period.

          "Consolidated Subsidiary" means each Subsidiary Guarantor and, at any date, any other Subsidiary or other entity which the Borrower owns the majority economic interest in or property, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date; it being understood that in no event shall a Consolidated Subsidiary include any third party developer constructing improvements on properties under contract to be purchased by the Borrower or any Consolidated Subsidiary.

          "Consolidated Tangible Net Worth" means, at any date, the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries, plus any accumulated depreciation, less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to March 31, 1995 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all Investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Consolidated Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization expenses and other intangible assets.

          "Conversion Date" has the meaning set forth in Section 2.01(e).

          "Conversion Option" has the meaning set forth in Section 2.01(e).

          "Current Closing" means a closing as provided in Section 3.01(a) and which shall occur, if at all, on the Current Closing Date.

          "Current Closing Date" means the date on or after the Effective Date on which the Agent shall have received the documents specified in, or pursuant to, Section 3.01(a) and the other conditions relating thereto set forth in
Section 3.01(c) shall have been satisfied.

          "Debt" of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, (vi) all Debt of others Guaranteed by such Person, and (vii) accounts payable, dividends of any kind or character or other proceeds payable with respect to any stock and accrued expenses which in the aggregate are in excess of four percent (4%) of the undepreciated value of the assets of the Borrower determined in accordance with GAAP.

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

          "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Admin-istrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

          "Domestic Loans" means CD Loans or Base Rate Loans or both.

          "Domestic Reserve Percentage" has the meaning set forth in Section 2.06(b).

          "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.11.

          "Environmental Claim" means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, could have a Material Adverse Effect.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "Equity Funding"  has the meaning set forth in Section 5.14.

          "Equity Interests" means any and all shares of stock, income, equity or ownership interests, participations, rights or other equivalents (however designated) in a corporation or in any other Person (including, without limitation, general or limited partnership interests in any partnership).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

          "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

          "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

          "Euro-Dollar Loan" means a Loan which bears interest at a rate calculated by reference to the London Interbank Offered Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

          "Euro-Dollar Margin" has the meaning set forth in Section 2.06(c).

          "Euro-Dollar Reference Bank" means the principal London office of Morgan Guaranty Trust Company of New York.

          "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.06(c).

          "Event of Default" has the meaning set forth in Section 6.01.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

          "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or both.

          "Funds From Operations" has the meaning set forth in Section 5.12.

          "Group" means Security Capital Group Incorporated, a Maryland corporation, and its successors.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or any substance having any con-stituent elements displaying any of the foregoing characteristics.

          "Homestead" has the meaning set forth in Section 5.11(iv).

          "Homestead Closing" has the meaning set forth in Section 5.14.

          "Homestead Investment" has the meaning set forth in Section 5.11(iv).

          "Indemnitee" has the meaning set forth in Section 9.03(b).

          "Individual Mortgaged Property Value" means, for any parcel of real property constituting part of the Mortgaged Property, the lesser of Acquisition Cost or Appraised Value thereof; provided, that with respect to any parcel of real property constituting part of the Mortgaged Property owned by any Subsidiary Guarantor, "Individual Mortgaged Property Value" shall be 95% of the lesser of Acquisition Cost or Appraised Value.

          "Initial Closing" means the closing of the Original Amended Credit Agreement on the Initial Closing Date, whereby the Banks agreed to lend Borrower up to $300,000,000 pursuant to the terms and conditions of the Original Credit Agreement.

          "Initial Closing Date" means August 2, 1995.

          "Interest Period" means (1) with respect to each Euro-Dollar Borrowing, the period commencing (x) on the date of such Borrowing specified in the applicable Notice of Borrowing or (y) on the date specified in the applicable Notice of Interest Rate Election and ending in either case 1, 2, 3 or 6 months thereafter, as the Borrower may elect in the applicable notice; provided that:

               (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

               (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of a calendar month; and

               (c) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.09 but does not end on such date, then (i) the principal amount (if any) of each Euro-Dollar Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Euro-Dollar Loan shall have an Interest Period determined as set forth above,

     (2) with respect to each CD Borrowing, the period commencing (x) on the date of such Borrowing specified in the applicable Notice of Borrowing or (y) on the date specified in the applicable Notice of Interest Rate Election and ending, in either case, 30, 60 or 90 days thereafter, as the Borrower may elect in the applicable notice; provided that:

               (a) any Interest Period (other than an Interest Period determined pursuant to clause (b)(i) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

               (b) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.09 but does not end on such date, then (i) the principal amount (if any) of each CD Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such CD Loan shall have an Interest Period determined as set forth above, and

     (3) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter or any subsequent period of 30 days, in each case commencing on the last day of the preceding Interest Period; provided that:

               (a) any Interest Period (other than an Interest Period determined pursuant to clause (b)(i) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

               (b) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.09 but does not end on such date, then
     (i) the principal amount (if any) of each Base Rate Loan required to be repaid on such date shall have an Interest Period ending on such date and
     (ii) the remainder (if any) of each such Base Rate Loan shall have an Interest Period determined as set forth above.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

          "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise, other than any Permitted Investment.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan" means a Domestic Loan, a Euro-Dollar Loan or a Swing Loan and "Loans" means Domestic Loans, Euro-Dollar Loans or Swing Loans or any combination of the foregoing.

          "Loan Documents" means this Agreement, the Notes, each Notice of Borrowing, each Notice of Interest Rate Election, the Subsidiary Guaranty, the Borrower Mortgage, the Subsidiary Mortgages, the Borrower Assignment of Rents and Leases, the Subsidiary Assignments of Rents and Leases, the Borrower Pledge Agreement, the NC Pledge Agreement, the Alabama Pledge Agreement, the Borrower Cash Collateral Agreement, the Subsidiary Cash Collateral Agreements, the Property Management Contract Assignment and the REIT Management Cooperation Agreement.

          "Loan Interest Expense" means, for any period, the interest expense accrued on outstanding Loans during such period, assuming, at any time that the actual interest rate in effect with respect to the Loans was less than 8.5% per year, that the interest rate then in effect with respect to such Loan was 8.5% per year.

          "London Interbank Offered Rate" has the meaning set forth in Section 2.06(c).

          "Material Adverse Effect" means a material adverse effect on (i) the business, operations, properties, assets or financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole, (ii) the value of the applicable Mortgaged Property taken as a whole, or (iii) the ability of either the Borrower or any Subsidiary Guarantor to perform their respective obligations under the Loan Documents.

          "Material Debt" means (i) Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding (x) $5,000,000, in the case of recourse Debt, or $10,000,000, in the case of nonrecourse Debt, and (ii) any Permitted Intercompany Debt.

          "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

          "Mortgage" means the Borrower Mortgage or any Subsidiary Mortgage.

          "Mortgage Funding" has the meaning set forth in Section 5.14.

          "Mortgaged Property" means all parcels of real property, together with all improvements thereon and interests therein, now owned or leased or hereafter acquired in or upon which a Lien has been or is purported or intended to have been granted to the Agent on behalf of the Banks under the Mortgages. The phrase "a Mortgaged Property" or "any Mortgaged Property" or "each Mortgaged Property" or any term of like import means any one of such properties. The phrase "the Mortgaged Property" means all such properties or any one of such properties as the context may indicate.

          "Mortgaged Property Cash Flow" means, for any period, the sum of (i) the consolidated Net Operating Income of the Borrower and the Subsidiary Guarantors (or prior owners thereof) for such period realized from parcels of real property to the extent they constitute during such period Mortgaged Property plus (ii) to the extent deducted in determining such consolidated Net Operating Income, depreciation, amortization and other similar non-cash charges minus (iii) to the extent not deducted in determining such consolidated Net Operating

Income, the product of (A) the number of units contained in all Mortgaged Property, as indicated in the list delivered to the Agent pursuant to Section 3.01(a)(xii) on the most recent Closing Date and (B) the Unit Amount. Notwithstanding the foregoing, however, as to any Mortgaged Property which has not reached the first anniversary of its Stabilization Date, then, for purposes of determining Mortgaged Property Cash Flow as to such Mortgaged Property, the Net Operating Income with respect to such Mortgaged Property shall be annualized from the Stabilization Date until the first anniversary thereof; except that in the case of the Mortgaged Properties known as Colony Woods II, Waterford Hills and Waterford Point, the Net Operating Income with respect to any thereof shall be annualized from July 1, 1996.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "NCGP" means SCA-NC/T(1) Incorporated, a Maryland corporation, and its successors.

          "NCLP" means SCA-NC/T(2) Incorporated, a Maryland corporation, and its successors.

          "NC Pledge Agreement" means the NC Pledge Agreement, dated on or before the Initial Closing Date, among NCGP and NCLP, as pledgors, and the Agent, as pledgee, as it may be amended, supplemented or otherwise modified from time to time.

          "NC Sub" means SCA NC/T Limited Partnership, a Delaware limited partnership.

          "Net Operating Income" means, when used with respect to any parcel of real property, cash rents and other cash revenues, including interest income on the convertible mortgages making up a part of the Homestead Investment, received in the ordinary course therefrom (other than pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants' obligations for rent) minus all expenses paid or accrued related to the ownership, operation or maintenance of such property, including but not limited to taxes, assessments and the like, insurance, utilities, property management fees, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such property, but specifically excluding interest expense and fees paid to the REIT Manager and similar general overhead expenses of the Borrower).

          "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

          "Notice of Borrowing" is defined in Section 2.02.

          "Notice of Interest Rate Election" has the meaning set forth in
Section 2.05.

          "Other Taxes" has the meaning set forth in Section 8.04(b).

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in Section 9.06(b).

          "Partnership Agreement" means the Agreement of Limited Partnership of SCA NC/T Limited Partnership between NCGP and NCLP, dated as of April 22, 1994, as amended by the Amendment to Agreement of Limited Partnership, dated as of August 2, 1995, which Amendment previously has been approved by the Banks.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Exceptions", for any Mortgaged Property, has the meaning set forth in the Mortgage for such Mortgaged Property.

          "Permitted Intercompany Debt" means (i) loans from the Borrower to each of NCGP, NCLP, SC Sub, and Alabama Sub, and (ii) loans from each of NCGP and NCLP to NC Sub, all of which loans shall be unsecured loans, which:

          (A) are evidenced by a written agreement which provides that payment of any amounts in respect of such indebtedness shall be made only to the extent that Net Operating Income is available to pay such amounts after the payment of all amounts then due and payable on all other indebtedness of the borrower (subject, however, to the accrual of unpaid amounts under such indebtedness) and further provides that any amounts paid in violation hereof shall be held in trust by the payee thereof for the benefit of the Banks and disgorged to the Banks upon demand; and

          (B) are evidenced by a written agreement which prohibits such Person from exercising any remedies, including accelerating any indebtedness and commencing any action (including the filing of a bankruptcy petition or similar proceeding) against the borrower for collection of interest, principal or other charges while any Note or any other amounts due hereunder are outstanding and prohibits such Person from filing a claim in a bankruptcy or similar proceeding commenced by the Borrower or, in whole or in part, by one or more Affiliates of the Borrower and requires that such Affiliate shall vote against any plan presented in such proceeding which would alter the terms of the Notes or the Loan Documents (provided that such Person may file a claim in a bankruptcy or similar proceeding commenced by an independent Person other than itself) unless such plan is endorsed by the Banks.

          "Permitted Investments" means (i) loans, equity investments and capital contributions to Atlantic Development Services Incorporated, (ii) land and building loans to unaffiliated, third party real estate developers to fund the costs of the development and construction of improvements on properties which are subject to purchase contracts with the Borrower, and which loans are secured by mortgages on such properties, and (iii) the investment in the ordinary course of the Borrower's business of undistributed Net Operating Income after payment of debt service on all Debt.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

          "Property Cash Flow" means, for any period, the sum of (i) the consolidated Net Operating Income of the Borrower and its Consolidated Subsidiaries for such period realized from parcels of real property plus (ii) to the extent deducted in determining such consolidated Net Operating Income, depreciation, amortization and other similar non-cash charges minus (iii) to the extent not deducted in determining such consolidated Net Operating Income, (x) Consolidated Capital Expenditures for such period related to such parcels of real property and (y) 95% of advisory fees and other overhead expenses.

          "Property Management Contract" means the contract between the Borrower and the Property Manager, dated as of September 1, 1995, as the same may be amended and restated from time to time.

          "Property Management Contract Assignment" means the Property Management Contract Assignment, dated on or before the Initial Closing Date, between the Borrower, as assignor, and the Agent, as assignee, duly acknowledged by the Property Manager as provided therein, as it may be amended, supplemented or otherwise modified from time to time.

          "Property Manager" means SCG Realty Services Atlantic Incorporated, a Delaware corporation, and its successors.

          "Reference Banks" means the CD Reference Bank or the Euro-Dollar Reference Bank, as the context may require, and "Reference Bank" means any one of such Reference Banks.

          "Refunded Swing Loan" has the meaning set forth in Section
2.01(a)(iii).

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "REIT" has the meaning set forth in Section 4.17.

          "REIT Management Contract" means the REIT Management Agreement by and between the Borrower and the REIT Manager, dated as of June 30, 1995, as the same may be amended and restated from time to time.

          "REIT Management Cooperation Agreement" means the REIT Management Cooperation Agreement, dated on or before the Initial Closing Date, among the Borrower, the REIT Manager and the Agent, as it may be amended, supplemented or otherwise modified from time to time.

          "REIT Manager" means Security Capital (Atlantic) Incorporated, a Nevada corporation, and its successors.

          "Request to Extend" has the meaning set forth in Section 2.01(d).

          "Required Banks" means at any time Banks having at least 66% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 66% of the aggregate unpaid principal amount of the Loans.

          "Revolver Termination Date" means June 27, 1998 or any subsequent anniversary of the Initial Closing Date to which the Revolver Termination Date has been extended pursuant to Section 2.01(d) or any prior anniversary to which the Revolver Termination Date has been advanced pursuant to Section 2.01(e), or, if any such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Revolver Termination Date shall be the next preceding Euro-Dollar Business Day.

          "Revolving Credit Period" means the period from and including the Initial Closing Date to but excluding the Revolver Termination Date.

          "SC Sub" means SCA-South Carolina (1) Incorporated, a Maryland corporation, and its successors.

          "Subsequent Closing" means a closing as provided in Section 3.01(b) and which shall occur, if at all, on the applicable Subsequent Closing Date.

          "Stabilization Date" means the date when a Mortgaged Property shall have not been less than 85% occupied by rent paying tenants for not less than three consecutive months.

          "Subsequent Closing Date" means such date, if any, on or after the Initial Closing Date on which the Agent shall have received the documents specified in or pursuant to Section 3.01(b) and the other conditions relating thereto in Section 3.01(c) shall have been satisfied.

          "Subsidiary" means each Subsidiary Guarantor and any other corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

          "Subsidiary Assignment of Rents and Leases" means an Assignment of Rents and Leases, dated on or before a Closing Date, between a Subsidiary Guarantor, as assignor, and the Agent, as assignee, as it may be amended, supplemented or otherwise modified from time to time.

          "Subsidiary Cash Collateral Agreement" means a Cash Collateral Account Security, Pledge and Assignment Agreement, dated on or before a Closing Date, between a Subsidiary Guarantor, as pledgor, and the Agent, as pledgee, as it may be amended, supplemented or otherwise modified from time to time; it being agreed by the Banks that the Agent shall enter into a replacement Cash Collateral Account Security, Pledge and Assignment Agreement promptly after the Current Closing, pursuant to which First Union National Bank of Georgia shall act as cash collateral agent on behalf of the Agent.

          "Subsidiary Guaranty" means the guaranty, dated on or before a Closing Date, delivered by each Subsidiary Guarantor to the Agent on behalf of the Banks, as it may be amended, supplemented or otherwise modified from time to time.

          "Subsidiary Guarantor" means each of NCGP, NCLP, NC Sub, SC Sub, Atlantic-Alabama (6) Incorporated and Alabama Sub.

          "Subsidiary Mortgage" means an Indenture of Mortgage, Deed of Trust, Deed to Secure Debt, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases, dated on or before a Closing Date, between a Subsidiary Guarantor as mortgagor and grantor, the Agent, as mortgagee and beneficiary, and the Trustee thereunder, as it may be amended, supplemented or otherwise modified from time to time.

          "Survey" means a current survey (prepared in accordance with the ALTA appropriate specifications) for each Mortgaged Property, prepared or re-certified on a date not earlier than March 31, 1995 (or, in the case of any parcel of real property which is to become Mortgaged Property on the Current Closing Date or on a Subsequent Closing Date, prepared or re-certified not earlier than 120 days, and delivered to the Agent not less than 30 days, prior to such Closing Date), by a land surveyor duly licensed in the state in which such Mortgaged Property is located, and acceptable to the Title Company for purposes of having the Title Company insure over all matters of survey in the Title Policy. The plat for such survey shall be certified to the Agent, on behalf of the Banks, and the Title Company.

          "Swing Lender" means Morgan Guaranty Trust Company of New York, in its capacity as the Swing Lender under the Swing Loan Facility described in Section 2.01(a)(ii), and its successors in such capacity.

          "Swing Loan" means a Loan made by the Swing Lender pursuant to Section 2.01(a)(ii).

          "Swing Loan Commitment" means $25,000,000 or if less, the aggregate amount of the Commitments.

          "Swing Loan Refund Amount" has the meaning set forth in Section 2.01(a)(iii).

          "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., (iii) demand and time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000 or (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case described in clauses (i) - (iv) above that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary, or (v) money market funds that invest primarily in Investments of the kind described in clauses (i) - (iv) above.

          "Title Company" means, with respect to each Mortgaged Property, Lawyers Title Insurance Corporation, except that, with respect to the parcel of real property in Memphis, Tennessee, known as "Autumnwood Village" and with respect to the Additional Properties, "Title Company" means Chicago Title Insurance Company.

          "Title Policy" means, for each Mortgaged Property, an ALTA loan title insurance policy issued by the Title Company, having a liability in an amount not less than 100% of the Acquisition Cost thereof (and including a tie-in and first loss endorsement as approved by the Agent), and insuring, as of the time and date that the Mortgage for such Mortgaged Property is recorded, that fee (or, in the case of the parcel of real property in Nashville, Tennessee known as Arbor Creek, leasehold) title to such Mortgaged Property is vested in the Borrower or the Subsidiary Guarantor, as applicable, and that the lien of such Mortgage is a valid first priority Lien on such Mortgaged Property, subject only to the Permitted Exceptions and such other Liens and exceptions as shall be acceptable to the Agent in its sole discretion and containing such endorsements as the Agent may reasonably request.

          "Total Available Commitments" means, at any time of determination, the lesser of (i) 65% of the Aggregate Mortgaged Property Value at such time, (ii) the maximum aggregate principal amount of Loans that could have been outstanding during the most recent preceding twelve-month period as to which a certificate has been delivered pursuant to Section 5.01(c) in order for Mortgaged Property Cash Flow for such period from property which is Mortgaged Property at such time of determination to have been not less than 170% of the interest expense with respect to such maximum aggregate principal amount of Loans for such period, assuming that the interest rate applicable from time to time with respect to such maximum aggregate principal amount of Loans during such twelve-month period was the greater of (a) the average actual rate in effect during such twelve-month period with respect to the Loans actually outstanding during such twelve-month period, (b) the average actual rate in effect at the end of such twelve-month period and (c) 8.25% with respect to any twelve-month period, (iii) the aggregate amount of the Commitments at such time, or (iv) prior to the Subsequent Closing Date, $350,000,000 less the aggregate amount, if any, by which the Commitments shall have been reduced prior to the Subsequent Closing Date.

          "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          "Unit Amount" means $200 for each period of twelve months (or a pro rata portion thereof for any shorter period) increased by 3% compounded annually commencing January 1, 1995 (i.e., the unit amount shall be $200 for a period of twelve months ending on or prior to December 31, 1994, $206 for a period of twelve months consisting of calendar year 1995, $212.18 for a period of twelve months consisting of calendar year 1996, $218.54 for a period of twelve months consisting of calendar year 1997, etc.).

          "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

          "Unpledged Acquisition Cost" means, with respect to each unpledged property (as defined in Section 5.13 hereof), the purchase price (exclusive of the portion of the purchase price attributable to items customarily apportioned) paid by the Borrower or any of its Subsidiaries, as applicable, in acquiring such unpledged property, plus related transaction costs capitalized in accordance with generally accepted accounting principles and recorded on the books of the Borrower or such Subsidiary, as the case may be, and plus any Capital Expenditures attributable to such unpledged property.

          SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks;

provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

          SECTION 1.03. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to
Article II (or a Swing Loan made solely by the Swing Lender) on the same date and for the same Interest Periods. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).

          SECTION 1.04. No Novation. It is expressly understood and agreed that this Agreement is not intended as, and shall not in any respect be construed or interpreted to create or effect, a novation of the Original Credit Agreement or of the Borrower Mortgage, nor shall this Agreement extinguish, terminate or impair in any respect the validity or priority of the Lien or security interest of the Banks in the Mortgaged Property as set forth in the Borrower Mortgage or the obligations of Borrower as mortgagor thereunder, all of which are expressly reaffirmed by Borrower.


                                   ARTICLE II

                                  THE CREDITS


          SECTION 2.01.  Commitments to Lend.

          (a) During Revolving Credit Period. (i) During the Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Available Commitment. Each Borrowing under this Section

2.01 (a)(i) shall be in an aggregate principal amount of $2,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a)(i), prepay Loans to the extent permitted by Section 2.10, and reborrow at any time during the Revolving Credit Period under this subsection (a).

          (ii) Swing Loans. During the Revolving Credit Period, the Swing Lender agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section 2.01(a)(ii) from time to time in amounts such that (i) the aggregate principal amount of Swing Loans does not at any time exceed the Swing Loan Commitment, and (ii) the sum of the aggregate outstanding principal amount of the Loans and Swing Loans at such time does not exceed the aggregate Available Commitments. Each Borrowing under this Section 2.01(a)(ii) shall be in an aggregate principal amount of $1,000,000 or any larger multiple thereof (except that any such Borrowing may be in the aggregate available amount of Swing Loans determined in accordance with the immediately preceding sentence). Within the foregoing limits, the Borrower may borrow under this Section 2.01(a)(ii), repay or, to the extent permitted by Section 2.10, prepay Swing Loans and reborrow at any time during the Revolving Credit Period under this Section 2.1(a)(ii).

          (iii) Conversion of Swing Loans to Loans. The Swing Lender shall, on behalf of the Borrower (which hereby irrevocably directs the Swing Lender to act on its behalf), on notice given by the Swing Lender no later than 12:00 Noon (New York City time), on the Domestic Business Day immediately following the funding of any Swing Loan, request each Bank to make, and each Bank hereby agrees to make, a Base Rate Loan, in an amount (with respect to each Bank, its "Swing Loan Refund Amount") equal to such Bank's ratable share of the aggregate Commitments with respect to the aggregate principal amount of the Swing Loans (the "Refunded Swing Loans") outstanding on the date of such notice, to repay the Swing Lender. Unless any of the events described in clause (g) or (h) of
Section 6.01 with respect to the Borrower shall have occurred and be continuing (in which case the procedures of Section 2.01(a)(v) shall apply), each Bank shall make such Base Rate Loan available to the Agent at its address specified in or pursuant to Section 9.01 in immediately available funds, not later than 12:00

Noon (New York City time), on the Domestic Business Day immediately following the date of such notice. The Agent shall pay the proceeds of such Loans to the Swing Lender, which shall immediately apply such proceeds to repay Refunded Swing Loans. Effective on the day such Loans are made, the portion of the Swing Loans so paid shall no longer be outstanding as Swing Loans, shall no longer be due as Swing Loans under the Note held by the Swing Lender, and shall be due as Base Rate Loans under the respective Notes issued to the Banks (including the Swing Lender) in accordance with their ratable share of the aggregate Commitments. The Borrower authorizes the Swing Lender to charge the Borrower's accounts with the Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Loans to the extent amounts received from the Banks are not sufficient to repay in full such Refunded Swing Loans.

          (iv) Purchase of Participations in Swing Loans. If, prior to the time Loans would have otherwise been made pursuant to Section 2.01(a)(iii), one of the events described in clause (g) or (h) of Section 6.01 with respect to the Borrower shall have occurred and be continuing, each Bank shall, on the date such Loans were to have been made pursuant to the notice referred to in Section 2.01(a)(iii) (the "Refunding Date"), purchase an undivided participating interest in the Swing Loans in an amount equal to such Bank's Swing Loan Refund Amount. On the Refunding Date, each Bank shall transfer to the Swing Lender, in immediately available funds, such Bank's Swing Loan Refund Amount, and upon receipt thereof the Swing Lender shall deliver to such Bank a Swing Loan participation certificate dated the date of the Swing Lender's receipt of such funds and in the Swing Loan Refund Amount of such Bank.

          (v) Payments on Participated Swing Loans. Whenever, at any time after the Swing Lender has received from any Bank such Bank's Swing Loan Refund Amount pursuant to Section 2.01(a)(iv), the Swing Lender receives any payment on account of the Swing Loans in which the Banks have purchased participations pursuant to Section 2.01(a)(iv), the Swing Lender will promptly distribute to each such Bank its ratable share (determined on the basis of the Swing Loan Refund Amounts of all of the Banks) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Lender is required to be returned, such Bank will return to the Swing Lender any portion thereof previously distributed to it by the Swing Lender.

          (vi) Obligations to Refund or Purchase Participations in Swing Loans Absolute. Each Bank's obligation to transfer the amount of a Loan to the Swing Lender as provided in Section 2.01(a)(iii) or to purchase a participating interest pursuant to Section 2.01(a)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank, the Borrower or any other Person may have against the Swing Lender or any other Person, other than the Swing Lender's gross negligence or willful misconduct in connection with making any such Swing Loan, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement by the Borrower, any other Bank or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          (b) After Revolving Credit Period. If the Borrower has elected the Conversion Option, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to maintain its Loans outstanding on the Conversion Date for a maximum term of three years; provided that the principal amount of such Bank's Loans shall not exceed the principal amount of its Loans outstanding on the Conversion Date; and provided, further, that the aggregate principal amount of such Bank's outstanding Loans shall at no time exceed the amount of its Available Commitment. On and after the Conversion Date, amounts prepaid or required to be repaid pursuant to Article II shall not be reborrowed, and amounts repaid pursuant to Section 8.02 shall not be reborrowed except as provided therein.

          (c)  [Intentionally Omitted]

          (d) Extension of Revolver Termination Date. The Borrower may request a one-year extension of the Revolver Termination Date then in effect by delivering a written request therefor to the Agent not more than sixteen months or less than fifteen months prior to such Revolver Termination Date (a "Request to Extend"). The Agent shall notify the Banks of the receipt of such request and each Bank shall give notice in writing to the Agent not less than fourteen months prior to the Revolver Termination Date of such Bank's acceptance or rejection of such request. If all the Banks shall have notified the Agent on or prior to the date which is fourteen months prior to the Revolver Termination Date that they accept such request, the Revolver Termination Date shall be extended for one year. If any Bank shall not have notified the Agent on or prior to the date which is fourteen months prior to the Revolver Termination Date that it accepts such request, the Revolver Termination Date shall not be extended. The Agent shall notify the Borrower whether the Request to Extend has been accepted or rejected as well as which Bank or Banks rejected the Borrower's Request to Extend (each such Bank a "Rejecting Bank").

          Notwithstanding the preceding paragraph, within 40 days after notification from the Agent that the Request to Extend has been rejected (a "Notice of Rejection"), and provided that the aggregate amount of Commitments of the Rejecting Banks do not exceed 20% of the total aggregate amount of Commitments then outstanding, the Borrower may by written notice to the Agent and any Rejecting Bank exercise either or a combination of the following options: (i) require any Rejecting Bank to assign all of its rights and obligations under this Agreement, the Notes and the other Loan Documents to any transferee selected by the Borrower and approved by the Agent (a "Transferee"), or (ii) prepay the entire amount of the outstanding Loan from each such Rejecting Bank, in which case each such Rejecting Bank's Commitment shall be $0, in each of clause (i) and (ii) pursuant to the terms and conditions set forth below. Notwithstanding the foregoing, however, in no event the aggregate of all Commitments of all Banks (including any Transferee pursuant to clause (i) above) shall be less than $280,000,000.

          In the event the Borrower elects the option set forth in clause (i) above, the assignment shall occur pursuant to the terms of an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto, effective no later than the 40th day after the Borrower receives a Notice of Rejection from the Agent, and otherwise pursuant to Section 9.06(c) hereof. On such effective date the Transferee shall pay to such Rejecting Bank the principal amount outstanding of the Loans assigned to it by such Rejecting Bank, together with accrued interest thereon, as well as the accrued Commitment Fee with respect to the Commitment of such Rejecting Bank, and, if such effective date is not the last day of the Interest Period for each of the Loans being assigned, the Borrower shall reimburse to the Rejecting Bank the losses and expenses specified in Section 2.12. The Borrower shall also deliver to the Agent on such effective date (y) an executed copy of such Assignment and Assumption Agreement and (z) written confirmation from such Transferee that it accepts the Request to Extend, and, upon such receipt with respect to all Transferees, the Agent shall notify the Borrower that the Request to Extend has been accepted.

          (e) Conversion Option. If the Borrower delivers a Request to Extend as provided in Section 2.01(d), any Bank shall not have notified the Agent on or prior to the date which is fourteen months prior to the Revolver Termination Date that it accepts such request, and such Bank has not been paid in full to the extent of its outstanding Commitment or replaced by a Transferee accepting such extension pursuant to Section 2.01(d), then not later than 55 days after the Agent has notified the Borrower that the Request to Extend has been rejected, if (y) no Default has then occurred and is continuing, provided that if the Agent shall have actual notice of such Default, it shall have provided notice thereof to the Borrower, and (z) no Event of Default has then occurred and is continuing, the Borrower may notify the Agent that it elects both to terminate the Revolving Credit Period one year prior to the Revolver Termination Date then in effect (the date of such termination being the "Conversion Date") and effective as of the Conversion Date to maintain its Loans then outstanding pursuant to Section 2.01(b) (the "Conversion Option").

          SECTION 2.02. Notice of Borrowing. The Borrower shall give the Agent notice (a "Notice of Borrowing") not later than 12:00 noon (New York City time) on (w) the Domestic Business Day before each Base Rate Borrowing, (x) the third Domestic Business Day before each CD Borrowing, (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, and (z) the date of each Borrowing of a Swing Loan, specifying:

          (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or Swing Borrowing, or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

          (b)  the aggregate amount of such Borrowing,

          (c) whether the Loans comprising such Borrowing are to be initially CD Loans, Base Rate Loans, Swing Loans or Euro-Dollar Loans, provided that, all Swing Loans shall bear interest based on the Base Rate, and

          (d) in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable there-to, subject to the provisions of the definition of Interest Period.

          No more than four (4) Swing Loans may be borrowed during any calendar month.

          SECTION 2.03.  Notice to Banks; Funding of Loans.
                         ---------------------------------

          (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

          (b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing (or 1:00 P.M. (New York City time) on the date of each Swing Borrowing), each Bank (or, in the case of a Swing Loan, the Swing Lender) participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address not later than 1:00 P.M. (New York City time).

          (c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at
(i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section
2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

          SECTION 2.04.  Notes.
                         -----

          (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

          (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type, including Swing Loans, be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

          (c) Upon receipt of each Bank's Note pursuant to Section 3.01(a), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

          SECTION 2.05. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by all the Loans comprised in such Borrowing (subject in each case to the provisions of Article VIII and except for any Swing Loans), as follows:

               (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;

               (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans;

               (iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

     Each such election shall be made by delivering a notice (a "Notice of Inter est Rate Election") to the Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted from Domestic Loans of one type to Domestic Loans of the other type or converted from Euro-Dollar Loans to Domestic Loans or continued as Domestic Loans of the same type for an additional Interest Period, in which case such notice shall be delivered to the Agent at least three Domestic Business Days before such conversion or continuation is to be effective). Notwithstanding the foregoing, in the case of any conversion of a Euro-Dollar Loan or CD Loan to a Base Rate Loan, or the continuation of a Base Rate Loan, such notice need only be delivered to the Agent at least one Domestic Business Day before such conversion or continuation is to be effective. During the Revolving Credit Period a Notice of Interest Rate Election may, if it so specifies, divide the aggregate principal amount of the relevant Borrowing into two or more portions, each of which shall thereafter be deemed a "Borrowing"; provided that each such portion is allocated ratably among the Loans comprising such Borrowing and is at least $2,000,000 or any larger multiple of $1,000,000.

          (b)  Each Notice of Interest Rate Election shall specify:

                (i)   the Borrowing to which such notice applies;

               (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

               (iii) if the Loans comprising such Borrowing are to be converted, the new type of Loans and, if such Loans of a new type are Fixed Rate Loans, the duration of the next Interest Period applicable thereto; and

               (iv) if such Loans are to be continued as CD Loans or Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period,

and, if requested by the Agent, shall be accompanied by a certificate of the Borrower satisfactory to the Agent showing the calculation of Total Available Commitments as of the commencement of such Interest Period.

          Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

          (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter by revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Borrowing consisting of Fixed Rate Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

          SECTION 2.06.  Interest Rates.
                         --------------

          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof and, with respect to the principal amount of any Base Rate Loan converted to a CD Loan or a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 4% plus the rate otherwise applicable to Base Rate Loans for such day.

          (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin plus the Adjusted CD Rate applicable to such Interest Period;

provided that if any CD Loan or any portion thereof shall, as a result of clause
(2)(b) or (2)(c)(i) of the definition of Interest Period, have an Interest Period of less than 30 days, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 4% plus the higher of (i) the sum of the CD Margin plus the Adjusted CD Rate applicable to such Loan at the date such payment was due and (ii) the rate applicable to Base Rate Loans for such day.

          "CD Margin" means 1.625%.
           ---------

          The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                   [ CDBR       ]*
          ACDR  =  [ ---------- ]  + AR
                   [ 1.00 - DRP ]

          ACDR  =  Adjusted CD Rate
          CDBR  =  CD Base Rate
           DRP  =  Domestic Reserve Percentage
            AR  =  Assessment Rate
     _________
     * The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

          The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from the CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of the CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

          "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

          "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. (S) 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

          (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

          "Euro-Dollar Margin" means 1.50%.
           ------------------

          The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

          The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to the Euro-Dollar Reference Bank in the London interbank market at approximately 11:00 a.m.

(London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of the Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

          "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

          (d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 4% plus the higher of (i) the sum of the Euro-Dollar Margin plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the Euro-Dollar Margin plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than one month as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to the Euro-Dollar Reference Bank are offered to the Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 4% plus the rate applicable to Base Rate Loans for such day).

          (e) Each Swing Loan shall bear interest on the outstanding principal amount thereof, and in the case of any amount of overdue Swing Loan, (overdue interest thereon) at a rate for each day equal to the rate that would be applicable to a Loan that is a Base Rate Loan on such day.

          (f) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (g) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

          SECTION 2.07.  Fees.
                         ----

          (a) Up Front Fee. On the Current Closing Date, the Borrower shall pay to the Agent for the account of the Banks an arrangement fee equal to .50% of the sum of (x) the aggregate Commitments from each Bank which, as of the Current Closing Date, exceeds the aggregate Commitments from such Banks as of the day immediately preceding the Current Closing Date, or (y) as to the Banks which are not parties to the Original Credit Agreement, the sum of such Banks' aggregate Commitments.

          ((b) Commitment Fee. During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their Commitments a commitment fee (the "Commitment Fee") at the rate of 3/16 of 1% per annum on the daily average amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal amount of the Loans and Swing Loans. The Commitment Fee shall accrue from and including the Initial Closing Date to but excluding the Revolver Termination Date (or such earlier date that the Commitments terminate in their entirety).

          (c) Payments. Accrued fees under paragraph (a) above shall be payable on the last day of each consecutive three-month period, the first such day being three months from the date hereof and the last such day being the Revolver Termination Date.

          (d) Extension Fee. Within one week of the notification by the Agent to the Borrower that a Request to Extend has been accepted pursuant to Section 2.01(d), the Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their Commitments an extension fee of 1/4 of 1% of the Commitments then outstanding.

          (e) Conversion Fee. On the date that pursuant to Section 2.01(e) the Borrower notifies the Agent of its election of the Conversion Option, the Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their Commitments a conversion fee of 1/4 of 1% of the Commitments that will be outstanding as of the Conversion Date.

          SECTION 2.08. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Commitments at any time, if no Loans or Swing Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans and the Swing Loans.

          SECTION 2.09. Maturity; Mandatory Termination or Reduction of Commitments.

          (a) The Commitments and Swing Commitment shall terminate on the Revolver Termination Date or, if pursuant to Section 2.01(e) the Borrower has exercised the Conversion Option, except with respect to the Swing Loans, on the third anniversary of the Conversion Date, and any Loans then outstanding (together with accrued interest thereon) shall mature and be due and payable on such date.

          (b)  Intentionally Omitted.

          (c) In the event that at any time any parcel of real property constituting Mortgaged Property is released from the lien of any Mortgage except pursuant to the terms of Section 9.09, the Commitment of each Bank shall be reduced immediately prior to such release by an amount equal to the product of the Individual Mortgaged Property Value of such parcel multiplied by a fraction, the numerator of which shall be such Bank's Commitment immediately prior to such release, and the denominator of which shall be the aggregate amount of the Commitments immediately prior to such release.

          (d) In the event that at any time the aggregate amount of Commitments shall be reduced under the circumstances and in the amount specified in Section 5(f), Section 5(g) or Section 5(h) of any Mortgage (each such amount, a "Section 5 Amount"), the Commitment of each Bank shall be reduced at such time by an amount equal to the product of such Section 5 Amount multiplied by a fraction, the numerator of which shall be such Bank's Commitment immediately prior to such reduction, and the denominator of which shall be the aggregate amount of the Commitments immediately prior to such reduction.

          (e) On any date on or after the Conversion Date on which the Commitment of any Bank shall be greater than the principal amount of the Loan or Loans or Swing Loans of such Bank outstanding on such date (after giving effect to any repayment, prepayment and borrowing on such date), the Commitment of such Bank shall be automatically reduced to an amount equal to such outstanding principal amount.

          (f) The Commitment of each Bank shall be further reduced, on (x) each of the first five Commitment Reduction Dates, by an amount equal to fifteen percent (15%) of the amount of such Bank's Commitment in effect on the Conversion Date (after giving effect to any reduction pursuant to subsection (e) on such date), and (y) the sixth Commitment Reduction Date, by an amount equal to twenty-five percent (25%) of the amount of such Bank's Commitment in effect on the Conversion Date (after giving effect to any reduction pursuant to subsection (e) on such date). No reduction of any Commitment pursuant to subsection (c), (d) or (e) shall reduce the amount of any subsequent mandatory reduction of such Commitment pursuant to this subsection (f).

          (g) On each date of reduction of any Commitment, the Borrower shall repay such principal amount (together with accrued interest thereon) of each Bank's outstanding Loans or Swing Loans, if any, as may be necessary so that after such repayment the aggregate outstanding principal amount of such Bank's Loans or Swing Loans does not exceed the amount of such Bank's Available Commitment as then reduced.

          SECTION 2.10.  Optional Prepayments.
                         --------------------

          (a) The Borrower may, upon at least one (1) Domestic Business Days' notice to the Agent, prepay any Base Rate Borrowing or Swing Loan in whole at any time or from time to time in part in amounts aggregating

$1,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

          (b) The Borrower may, upon at least three Domestic Business Days' notice to the Agent, in the case of a Borrowing comprised of CD Loans or upon at least three Euro-Dollar Business Days' notice to the Agent, in case of a Borrowing comprised of Euro-Dollar Loans, prepay the Loans comprising such Borrowing, on the last day of any Interest Period applicable to such Borrowing, in whole at any time, or from time to time in part in amounts aggregating $2,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

          (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

          SECTION 2.11.  General Provisions as to Payments.
                         ---------------------------------

          (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section
9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

          SECTION 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a Base Rate Loan (pursuant to this Article II or Article VI or VIII or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to
Section 2.06(c), or if the Borrower fails to borrow or prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.03(a) or 2.10(c), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be prima facie evidence of the matters certified therein.

          SECTION 2.13. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day if and only if such payment is made in accordance with the provisions of the first sentence of Section 2.11(a)).

                                  ARTICLE III

                                  CONDITIONS


          SECTION 3.01.  Closings.
                         --------

          (a) Conditions Precedent to Effectiveness of Agreement. The Current Closing as contemplated hereunder shall occur upon receipt by the Agent of the following documents, each dated as of the Current Closing Date (or dated as otherwise provided below) or a date otherwise satisfactory to the Agent and in each case satisfactory in form and substance to the Agent:

               (i) a duly executed Note for the account of each Bank, complying with the provisions of Section 2.04 (together with allonges thereto, to the extent applicable);

               (ii)   a duly executed copy of this Agreement;

               (iii)  a duly executed Confirmation of Guaranty;

               (iv) amendments to certain of the Mortgages, as required by the Agent;

               (v) endorsements to each of the title insurance policies with respect to each Mortgage, satisfactory to the Agent; and

               (vi) an opinion of Mayer, Brown & Platt, counsel for the Borrower, the Subsidiary Guarantors, the Property Manager and the REIT Managers, satisfactoy to the Agent.

The Agent shall promptly notify the Borrower and the Banks of the Current Closing Date, and such notice shall be conclusive and binding on all parties hereto.

          (b) Conditions Precedent to Future Loans. The Borrower shall have the option to have not more than two (2) Subsequent Closings which shall occur upon no less than fifteen (15) days' notice to the Agent given after receipt by the Agent of each of the following items (or appropriate supplements or modifications to items previously delivered), in each case satisfactory in form and substance to the Agent, with respect to each new property that will be subject to a Mortgage or to take into ac-count the addition of such property to Mortgaged Property (the "Additional Properties"):

               (i) the Borrower Mortgage, covering each Additional Property, duly executed by the Subsidiary Guarantor or the Borrower holding title thereto or a leasehold interest therein;

               (ii) the Borrower Assignment of Rents and Leases, covering each Additional Property owned by the Borrower, duly executed by the Borrower; and a Subsidiary Assignment of Rents and Leases, covering each Additional Property owned by a Subsidiary Guarantor, duly executed by the Subsidiary Guarantor holding title thereto;

               (iii) an amendment to the Borrower Cash Collateral Agreement, duly executed by the Borrower, incorporating the Additional Properties owned by the Borrower, together with letters of instruction in the form attached as Exhibit A thereto duly executed by the Borrower and each bank in which the Borrower maintains an Account as defined therein with respect to the Additional Properties;

               (iv) a Subsidiary Cash Collateral Agreement, together with letters of instruction in the form attached as Exhibit A thereto duly executed by the applicable Subsidiary Guarantor and each bank in which the applicable Subsidiary Guarantor maintains an Account as defined therein;

               (v) any amendments to the Property Management Contract Assignment, duly executed by the Borrower and duly acknowledged by the Property Manager as provided therein, and any amendments of the REIT Management Cooperation Agreement, duly executed by the Borrower and the REIT Manager, in each case to the extent not previously delivered to the Agent;

               (vi) satisfactory reports of UCC filing, tax lien, judgment and litigation searches conducted by a search firm acceptable to the Agent with respect to the Additional Property, the Borrower and each Subsidiary Guarantor, such searches to be conducted in each of the locations specified by the Agent;

               (vii) UCC-1 financing statements executed by the Borrower or any Subsidiary Guarantor, as applicable, as debtor, naming the Agent, as secured party, and filed in the appropriate jurisdictions as is necessary to create perfected security interests in all of the Collateral with respect to the Additional Properties, with respect to which security interests are governed by the UCC;

               (viii) a list of all of the parcels of real property constituting the Additional Properties, including the addresses thereof and the names of the mortgagor under each related Mortgage and the number of units in each Additional Property;

               (ix) certificates of insurance with respect to each Additional Property demonstrating the coverages required by the Mortgages;

               (x)    with respect to each Additional Property, a Title Policy;

               (xi)   with respect to each Additional Property, a Survey;

               (xii) with respect to each Additional Property, an appraisal conforming to the regulations promulgated pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended;

               (xiii) with respect to each Additional Property, an environmental report;

               (xiv) with respect to each Additional Property, an engineer's report;

               (xv) with respect to each Additional Property, evidence of compliance with zoning and other local laws;

               (xvi) with respect to each Additional Property, certified rent rolls and the most recent annual operating statements;

               (xvii) the certificate to be provided by the Borrower pursuant to
     Section 5.01(c);

               (xviii) an opinion of Mayer, Brown & Platt, counsel for the Borrower, the Subsidiary Guarantors, the Property Manager and the REIT Manager, and of such other counsel to such entities, satisfactory to the Agent; and

               (xxiv) all documents the Agent may reasonably request relating to the existence and qualification to do business of the Borrower, the Subsidiary Guarantors, the Property Manager and the REIT Manager, the corporate authority for and the validity of this Agreement, the Notes and the other Loan Documents, or relating to any Collateral, and any other matters relevant in connection with any Loan Document, all in form and substance satisfactory to the Agent.

The Agent shall promptly notify the Borrower and the Banks of any Subsequent Closing Date, and such notice shall be conclusive and binding on all parties hereto.

               (c) Additional Closing Conditions. Notwithstanding anything to the contrary herein contained:

                  (i) there shall not be more than two Subsequent Closings, and the Subsequent Closing Date shall occur, if at all, prior to the earlier of the Revolver Termination Date or the first date of delivery by the Borrower to the Agent of a Request to Extend;

                  (ii) on each Closing Date each of the Banks shall have approved each of the properties that is to become subject to a Mortgage, which properties shall be improved by unencumbered income-producing multifamily buildings;

                  (iii) on each Closing Date the Borrower shall pay the accrued fees and expenses of counsel of the Agent; and

                  (iv) all opinions delivered by counsel and local counsel for the Borrower shall be in substantially the same form as those delivered at the Current Closing (allowing for changes required by local law in the case of local counsel opinions).

          SECTION 3.02. Borrowings. The obligation of any Bank to make a Loan, other than a Refunding Swing Loan, on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

            (a)  receipt by the Agent of a Notice of Borrowing as required by
Section 2.02;

            (b) if requested by the Agent or the Required Banks, receipt by the Agent of a certificate of the Borrower satisfactory to the Agent showing the calculation of Total Available Commitments as of the date of such Borrowing;

          (c) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans and Swing Loans will not exceed the amount of the Total Available Commitments;

          (d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

          (e) the fact that the representations and warranties of the Borrower and the Subsidiary Guarantors contained in this Agreement and any other Loan Document shall be true in all material respects on and as of the date of such Borrowing;

          (f) there shall not be more than fifteen Borrowings (including Swing Loans) outstanding at any time; and

          (g) receipt by the Agent of a certificate of the Borrower satisfactory to the Agent showing the calculation of the aggregate Borrowings hereunder (determined on a cumulative basis), together with evidence reasonably satisfactory to the Agent of payment by the Borrower on the Banks' behalf of any additional Florida intangible tax that may be due in connection with such Borrowing, pursuant to Florida Statutes (S) 199.143.

          Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), (d) and (e) of this Section.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES


          The Borrower represents and warrants that:

          SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower, each Subsidiary Guarantor, the Property Manager and the REIT Manager of each Loan Document to which it is or will be a party are within such Person's corporate powers or partnership powers, as applicable, have been duly authorized by all necessary corporate action or partnership action, as applicable, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation, or of the certificate of incorporation or by-laws or the certificate of limited partnership or limited partnership agreement, as applicable, of such Person or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or any of its Subsidiaries, or result in the creation or imposition of any Lien on any asset (including the Collateral) of such Person or any of its Subsidiaries, except as contemplated by the Loan Documents.

          SECTION 4.03. Binding Effect. Each Loan Document constitutes, or when duly executed and delivered will constitute, with respect to the Borrower, each Subsidiary Guarantor, the Property Manager and the REIT Manager which is or will be a party thereto, a valid and binding obligation of such Person.

          SECTION 4.04.  Financial Information.

          (a) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1996 and the related unaudited consolidated statement of earnings and statement of cash flows for the three months then ended, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period.

          (b) Since March 31, 1996 there has been no material adverse change in the business, operations, properties, assets or financial condition of (i) the Borrower and its Consolidated Subsidiaries, taken as a whole, (ii) the Mortgaged Property, taken as a whole, or (iii) any of the Subsidiary Guarantors, each taken as a whole. As of the Closing Date, Alabama Sub, after giving effect to the transactions contemplated by the Loan Documents, will be solvent (i.e., not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

          (c) The unaudited balance sheet of each Subsidiary Guarantor, dated as of June 30, 1996 a copy of which will be delivered to each of the Banks on or before September 1, 1996, fairly represents, in conformity with generally accepted accounting principles, the financial position of such Subsidiary Guarantor as of such date. Since such date there has been no material decrease in the net worth of such Subsidiary Guarantor as indicated on such balance sheet.

          SECTION 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect.

          SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

          SECTION 4.07. Environmental Matters. Except as indicated in the environmental reports delivered to the Agent pursuant to Section 3.01(a)(xvii),
(i) each of the Borrower, each Subsidiary, the Property Manager and the REIT Manager (x) is in compliance with all applicable Environmental Laws, except to the extent non-compliance would not have a Material Adverse Effect, (y) has all material permits, licenses, approvals, rulings, variances, exemptions or other authorizations under applicable Environmental Laws to operate each Mortgaged Property as presently conducted or as reasonably anticipated to be conducted, (z) has received no written communication, from a governmental authority, alleging that the Borrower or any such Subsidiary or the Property Manager or the REIT Manager is not in full compliance with all Environmental Laws, and there are no events or circumstances, to the Borrower's or any Subsidiary's or the Property Manager's or the REIT Manager's knowledge, that may prevent or interfere with such full compliance in the future, except to the extent non-compliance would not have a Material Adverse Effect, (ii) there is no Environmental Claim pending or, to the Borrower's or any such Subsidiary's or the Property Manager's or the REIT Manager's knowledge, threatened against the Borrower or any such Subsidiary or the Property Manager or the REIT Manager,
(iii) to the Borrower's or any such Subsidiary's or the Property Manager's or the REIT Manager's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents including, without limitation, the release, emission, discharge or disposal of any Hazardous Substances, that could form the basis of any Environmental Claim against the Borrower or any such Subsidiary or the Property Manager or the REIT Manager, (iv) without in any way limiting the generality of the foregoing (A) there are no sites on any Mortgaged Property in which the Borrower or any such Subsidiary or the Property Manager or the REIT Manager has stored (except in full compliance with Environmental Laws), disposed or arranged for the disposal of any Hazardous Substances, (B) there are no underground storage tanks located on any Mortgaged Property, (C) there is no asbestos contained in or forming a part of any improvement on any Mortgaged Property, and (D) no polychlorinated biphenyls (PCBs) are used or stored on any Mortgaged Property. To the extent that the foregoing representation and warranty applies solely to the Property Manager or REIT Manager, as the case may be, and not to the Borrower or any Subsidiary, this representation and warranty applies to the Property Manager or such REIT Manager, as the case may be, solely in its capacity as Property Manager or REIT Manager with respect to the Mortgaged Property.

          SECTION 4.08. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except if such assessment is being contested in good faith by appropriate proceedings and adequate reserves have been established with respect thereto. The charges, accruals and reserves on the books of the Borrower and its Subsid-iaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          SECTION 4.09. Subsidiaries. Each of the Borrower's corporate Subsidiaries, the Property Manager and the REIT Manager is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, each of the Borrower's partnership Subsidiaries is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each such entity has all corporate or partnership powers, as applicable, and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Schedule 4.09 completely and accurately sets forth for each of the Subsidiary Guarantors the jurisdiction of its organization, the number and type of Equity Interests authorized and outstanding and their ownership. The Equity Interests owned by the Borrower or by NCGP or NCLP have been duly authorized and validly issued and are fully paid and nonassessable and will be so owned free and clear of all Liens, encumbrances, or title defects or adverse claims, except Liens granted to the Agent pursuant to the Loan Documents and inchoate tax liens. No Subsidiary Guarantor is subject to any contractual or legal restrictions on its ability to declare and pay dividends or other distributions in respect of its Equity Interests, and there is no agreement restricting the transfer or pledge of any Equity Interests of any Subsidiary Guarantor other than the Loan Documents. NCGP is the sole general partner, and NCLP is the sole limited partner, of NC Sub. No Person has any right to or claim against any asset of NC Sub except for the rights of NCGP and NCLP pursuant to the Partnership Agreement.

          SECTION 4.10. Investments. Neither the Borrower nor any Consolidated Subsidiary has any Investment in any Person other than Investments specified in clauses (i), (ii), (iii) and (iv) of Section 5.11.

          SECTION 4.11. Not an Investment Company. Neither the Borrower nor any Subsidiary or Affiliate of the Borrower is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 4.12. Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate, taken as a whole, in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may so affect (to the extent the Borrower can now reasonably foresee) the business, operations, properties, assets or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the value of any Mortgaged Property, or the ability of the Borrower or any Subsidiary Guarantor or the Property Manager or the REIT Manager to perform its obligations under any Loan Document.

          SECTION 4.13. Subsidiary Guarantor Representations True. All of the representations and warranties of the Subsidiary Guarantors in the Loan Documents are true and correct in all material respects.

          SECTION 4.14. Senior Debt. The obligations of each Subsidiary Guarantor under the Subsidiary Guaranty, including the guarantee of all principal, interest, fees and other amounts payable pursuant to any Loan Document, constitute "Senior Debt" for all purposes of the Permitted Intercompany Debt issued by such Subsidiary Guarantor. No Subsidiary Guarantor has any other "Senior Debt" outstanding.

          SECTION 4.15. Relationship of Borrower and Its Affiliates. The Borrower is an Affiliate of Group and is controlled by Group. At the date hereof, at least 60% of each class of Equity Interests of the Borrower is owned beneficially by Group. Each of the Property Manager and the REIT Manager is an Affiliate of Group and is controlled by Group.

          SECTION 4.16. Contracts. Except as indicated on Schedule 4.16, there are no material leasing, asset management, property management or advisory contracts in connection with the Mortgaged Property other than the Property Management Contract and the REIT Management Contract. All contracts in connection with the operation of the Mortgaged Property (other than the Property Management Contract, the REIT Management Contract and the Investor Agreement between Group and the Borrower) are (i) to the Borrower's knowledge, market rate contracts with third parties on customary terms for similar contracts and (ii) in each case (except for contracts set forth on Schedule 4.16) terminable by the Borrower on no more than 30 days' notice.

          SECTION 4.17. Qualification as a REIT. The Borrower qualifies, and intends to elect treatment with the filing of its tax return for 1994, as a "real estate investment trust" for purposes of the Internal Revenue Code (a "REIT"). Each Subsidiary Guarantor (other than Subsidiary Guarantors that are considered to be partnerships for Federal tax purposes) qualifies as a "qualified REIT subsidiary" under sections 856-859 of the Internal Revenue Code, and assuming the Borrower were a REIT as of the date hereof, each Subsidiary Guarantor (other than Subsidiary Guarantors that are considered to be partnerships for Federal tax purposes) would be treated as a "qualified REIT subsidiary" as of the date hereof.

          SECTION 4.18. No Plan Assets. The Borrower does not hold "plan assets" within the meaning of Section 2510.3-101 of the Regulations of the Department of Labor.

          SECTION 4.19. Subsidiary Debt. No Subsidiary has any Debt outstanding other than Debt permitted under Section 5.25.

          The Borrower shall also be deemed to represent and warrant that as of the first day of each Interest Period of each Borrowing (x) the aggregate outstanding principal amount of the Loans does not exceed the amount of the Total Available Commitments, (y) no Default has occurred and is continuing and
(z) the representations and warranties of the Borrower and the Subsidiary Guarantors contained in this Agreement and any other Loan Document (except (i) the representations and warranties set forth in Section 4.04(c) and Section 4.05 as to any matter which has theretofore been disclosed in writing by the Borrower to the Banks, (ii) the representation and warranty set forth in Section 4.16 to the extent such contracts are otherwise permitted by this Agreement and (iii) the representation and warranty set forth in Section 4.07 to the extent a breach thereof would by virtue of the proviso to Section 6.01(c) not give rise to an Event of Default pursuant to Section 5.24) are true in all material respects on and as of such day.

                                   ARTICLE V

                                   COVENANTS


          The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note or hereunder remains unpaid:

          SECTION 5.01. Information. The Borrower will deliver to each of the
Banks:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statement of earnings and statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on (in a manner acceptable to the Securities and Exchange Commission, if the Borrower is required to file reports with the Securities and Exchange Commission), by Arthur Andersen, Coopers & Lybrand, Deloitte & Touche, Ernst & Young, KPMG Peat Marwick, Price Waterhouse or Kenneth Leventhal & Co.;

          (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statement of earnings and statement of cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter (together with a quarterly summary of operations for each Mortgaged Property), setting forth in the case of such financial statements in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end or audit adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the controller of the Borrower;

          (c) (X) on or prior to each Closing Date, a certificate showing (A) the calculation of Mortgaged Property Cash Flow for the twelve-month period ending on June 30, 1995 in the case of the Current Closing Date (which, as to the Current Closing Date, shall include, with respect to the Additional Properties, a pro forma calculation adding the Mortgaged Property Cash Flow with respect to any Additional Property for the portion of such twelve-month period that any Additional Property was not owned by the Borrower or the applicable Subsidiary Guarantor) and on the last day of the preceding month in the case of the Subsequent Closing Date for the parcels of real property constituting Mortgaged Property on such Closing Date and (B) the calculation of the maximum aggregate principal amount of Loans that could have been outstanding during such twelve-month period in order for Mortgaged Property Cash Flow for such period to have been not less than 170% of the interest expense with respect to such maximum aggregate principal amount of Loans for such period, assuming that the interest rate applicable from time to time with respect to such maximum aggregate principal amount of Loans during such twelve-month period was the greater of (i) the average actual rate in effect during such period with respect to the Loans outstanding during such period, (ii) the average actual rate in effect at the end of such period or (iii) 8.25% with respect to any twelve-month period; and (Y) no later than the forty-fifth (45th) day of every calendar quarter commencing on July 25, 1994, and the ninetieth (90th) day of every fiscal year following the Initial Closing Date, a certificate showing (A) the calculation of Mortgaged Property Cash Flow for the twelve-month period ending on the last day of the preceding quarter for the parcels of real property constituting Mortgaged Property on such last day, (B) the calculation of the maximum aggregate principal amount of Loans that could have been outstanding during such twelve-month period in order for Mortgaged Property Cash Flow for such period to have been not less than 170% of the interest expense with respect to such maximum aggregate principal amount of Loans for such period, assuming that the interest rate applicable from time to time with respect to such maximum aggregate principal amount of Loans during such twelve-month period was the greater of (i) the average actual rate in effect during such period with respect to the Loans actually outstanding during such period, (ii) the average actual rate in effect at the end of such period, or (iii) 8.25% with respect to any twelve-month period; and (C) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.07 through 5.13 on the last day of the preceding quarter;

          (d) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the controller of the Borrower stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (e) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the most recent officer's certificate delivered pursuant to clause (c) above;

          (f) within five days after any executive officer of the Borrower (including without limitation any member of the board of directors, any managing director, any senior vice president, the secretary or the controller) obtains knowledge of any Default, if such Default is then continuing, a certificate of the controller of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (g) within five days after any executive officer of the Borrower (including without limitation any member of the board of directors, any managing director, any senior vice president, the secretary or the controller) obtains knowledge of any Environmental Claim against the Borrower, any Subsidiary, the Property Manager or the REIT Manager, a certificate of the controller of the Borrower setting forth the details thereof and the action which such Person is taking or proposes to take with respect thereto.

          (h) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (i) promptly upon the filing thereof, if any, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

          (j) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;
(ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

          (k) simultaneously with the delivery of the items set forth in Section 5.01(a), the Borrower will furnish and will cause each Subsidiary Guarantor to furnish, as applicable, to the Agent operating information with respect to each Mortgaged Property as follows:

              (i) annual operating statements (including income and expenses); and

              (ii)  a certified rent roll; and

          (l) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

          SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties, or any Subsidiary or any of its Subsidiaries' properties, may be bound and any tax liabilities, imposi-tions, assessments, and public charges of every character, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

          SECTION 5.03.  Maintenance of Property; Insurance.
                         ----------------------------------

          (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good order and condition, ordinary wear and tear excepted.

          (b) The Borrower will comply, and will cause each Subsidiary Guarantor to comply, as applicable, with all insurance requirements set forth in each Mortgage. The Borrower will deliver to the Banks (i) upon request of any Bank through the Agent from time to time full information as to the insurance carried, (ii) within five days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal of coverage by the Borrower.

          SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will (x) continue, and will cause each Subsidiary Guarantor to continue, to engage in business of the same general type as now conducted by the Borrower and the Subsidiary Guarantors, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary Guarantor to preserve, renew and keep in full force and effect, their respective corporate or partnership existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business and (y) except to the extent that a failure to do so would not have a Material Adverse Effect, cause each Subsidiary other than a Subsidiary Guarantor to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and preserve, renew and keep in full force and effect their respective corporate or partnership existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Subsidiary other than a Subsidiary Guarantor into the Borrower or the merger or consolidation of a Subsidiary other than a Subsidiary Guarantor with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary other than a Subsidiary Guarantor and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the termination of the corporate existence of any Subsidiary other than a Subsidiary Guarantor if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks, or
(iii) the Homestead Investment.

          SECTION 5.05. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, land use laws, all zoning and building codes with respect to the Mortgaged Property and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and except to the extent non-compliance would not have a Material Adverse Effect.

          SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense and risk to visit and inspect any of their respective properties, including without limitation the Mortgaged Property, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times, upon reasonable prior notice and as often as may reasonably be desired.

          SECTION 5.07. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than $325,000,000.

          SECTION 5.08. Property Cash Flow Coverage. The ratio of Property Cash Flow to Consolidated Interest Expense will not, for any period of twelve consecutive months commencing with the twelve month period ending June 30, 1996, be less than 2.0:l; it being agreed that interest applicable to Properties under development shall be capitalized as to each building under construction thereon only until substantial completion thereof and such building being ready for its intended use, and thereafter, interest attributable thereto shall be expensed.

          SECTION 5.09. Mortgaged Property Cash Flow Coverage. The ratio of Mortgaged Property Cash Flow to Loan Interest Expense will not, for any period of twelve consecutive months commencing with the twelve month period ending June 30, 1996, or any shorter period commencing on the Closing Date and ending on the last day of any calendar quarter preceding June 30, 1996, be less than 1.7: 1.

          SECTION 5.10. Leverage. Consolidated Debt will at no time exceed 50% of the sum of consolidated stockholders' equity plus consolidated liabilities of the Borrower and its Consolidated Subsidiaries plus accumulated depreciation. Consolidated Debt (other than (i) Debt which is secured by a Lien on the assets of the Borrower or any of its Consolidated Subsidiaries but which is otherwise non-recourse to the Borrower or any of its Consolidated Subsidiaries, (ii) Debt consisting of or in respect of tax-exempt bonds or (iii) Debt which is in the final five (5) years or less of a full payment amortization schedule providing for periodic payments over the remaining life where no more than 50% of the original loan amount is amortized in said final period of five (5) years or less) with an original final maturity of five (5) years or less (not including renewal or extension options), including Loans outstanding, will at no time exceed $400,000,000.

          SECTION 5.11. Investments. Neither the Borrower nor any Consolidated Subsidiary will make or acquire any Investment in any Person other than:

          (i) Investments in Subsidiaries made primarily for the purpose of (A) prudent tax planning as disclosed to the Agent in writing at least ten (10) days prior to such transaction or (B) assuming or refinancing Debt described in Sections 5.25 (i) and (ii),

          (ii) Temporary Cash Investments,

          (iii) Permitted Investments,

          (iv) an Investment (the "Homestead Investment") in Homestead Village Properties Incorporated ("Homestead"), which Investment when made shall not exceed (a) 30% of the common stock of Homestead, (b) 30% in warrants of Homestead, (c) $115,000,000 in convertible mortgages with respect to the assets of Homestead, or (d)

20% of the Consolidated Tangible Net Worth of the Borrower, and

          (v) any Investment not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (v) does not exceed 10% of Consolidated Tangible Net Worth.

          SECTION 5.12. Restricted Payments. The Borrower will not declare or make any Restricted Payment during any of its fiscal quarters which, when added to all Restricted Payments made during the three immediately preceding fiscal quarters, exceeds 95% of the Funds From Operations during its four fiscal quarters then most recently ended; provided that the foregoing shall not prohibit the Borrower from making the minimum amount of Restricted Payments required to be made in order for the Borrower to comply with the provisions of
Section 5.22. Notwithstanding anything contained to the contrary in this Section 5.12, the Borrower may declare or make Restricted Payments during the fiscal quarter in which the Borrower shall contribute the Homestead Assets to Homestead, which Restricted Payments shall consist of a portion of the Homestead Investment consisting of common stock and/or warrants with respect to Homestead received by the Borrower in connection with such contributions. Notwithstanding anything contained to the contrary in this Section 5.12, the Borrower may declare or make Restricted Payments during the fiscal quarters ending September 30, 1997 which, when added to all Restricted Payments made during the three immediately preceding fiscal quarters, do not exceed 97% of the Funds From Operations during its four fiscal quarters then most recently ended. Such provision shall apply only with respect to Restricted Payments made on or before September 30, 1997 and shall have no effect with respect to the provisions of this Section 5.12 as to any Restricted Payments made from and after October 1, 1997. For purposes of this provision "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock or in rights to subscribe for or purchase shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock, and "Funds From Operations" means the sum of Property Cash Flow (to which shall be added any Consolidated Capital Expenditures otherwise subtracted by definition, as well as income from Temporary Cash Investments, minus Consolidated Interest Expense, but specifically adding back loan amortization payments otherwise subtracted by definition).

          SECTION 5.13.  [Intentionally Omitted.]

          SECTION 5.14. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person. The Borrower will not permit any of its Subsidiary Guarantors to (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of such Subsidiary Guarantor's assets to any other Person, except as permitted by the proviso to Section 5.04. Notwithstanding anything contained to the contrary in this Section 5.14, the Borrower may and may permit the applicable Subsidiary Guarantors to, contribute or fund approximately $158.6 million in exchange for the Homestead Investment. Of such amount, it is expected that Borrower will (i) contribute approximately $29 million in real property assets to Homestead at the closing of the Homestead transaction (the "Homestead Closing"), (ii) fund approximately $18.6 million to Homestead in return for common stock of Homestead ("Equity Funding") at the Homestead Closing and (iii) fund approximately $111 million in the form of convertible mortgage loans to Homestead ("Mortgage Funding") over time. To the extent that Borrower contributes additional real property assets to Homestead at the Homestead Closing, Borrower's obligation to make the Equity Funding and the Mortgage Funding will be reduced dollar for dollar, with the Equity Funding being reduced first.

          SECTION 5.15. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower to prepay all outstanding Debt owed to Group or any wholly-owned subsidiary thereof, and to acquire and develop parcels of real property improved or to be improved by income-producing multifamily buildings, to refinance the acquisition costs thereof, and for the Equity Funding and the Mortgage Funding, or for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

          SECTION 5.16. Maintenance of Ownership of Subsidiary Guarantors; Performance of Subsidiary Guarantor Obligations. The Borrower will not sell or otherwise dispose of, or permit NCLP or NCGP to sell or otherwise dispose of, any Equity Interest of any Subsidiary Guarantor or permit any Subsidiary Guarantor to issue any new Equity Interest. The Borrower will cause each of the Subsidiary Guarantors to perform fully and promptly each of their obligations under any Loan Document.

          SECTION 5.17. No Change in Partnership Agreement; Sole General Partner and Limited Partner. The Borrower will cause the Partnership Agreement not to be amended, modified or rescinded in any material respect and will cause NCGP to remain the sole general partner, NCLP to remain the sole limited partner, of NC Sub. All immaterial changes to the Partnership Agreement that are permitted hereunder shall require the prior written consent of the Agent which consent shall not be unreasonably withheld or delayed. Copies of all such changes shall be delivered promptly by the Borrower to each Bank.

          SECTION 5.18. Maintenance of Subsidiary Guarantors as Special Purpose Entities. The Borrower will not permit (a) NC Sub, SC Sub or Alabama Sub to hold any assets other than the Mortgaged Property and ancillary property reasonably required in the operation thereof, (b) NCGP and NCLP to hold any assets except for their general partnership interests and limited partnership interests, respectively, in NC Sub, and the Permitted Intercompany Debt issued to each of NCGP and NCLP by NC Sub, (c) NCGP and NCLP to have any liabilities other than those resulting from the Loan Documents and Permitted Intercompany Debt issued by each of them to the Borrower, or Liens other than those created by the Loan Documents and (d) NC Sub, SC Sub or Alabama Sub to have any liabilities other than those customarily incurred in connection with the operation of the type of property constituted by the Mortgaged Property, liabilities resulting from the Loan Documents and Permitted Intercompany Debt, or Liens other than those created by the Loan Documents or, with respect to their respective Mortgaged Property, Permitted Exceptions.

          SECTION 5.19. Restriction on Intercompany Debt; Subordination. The Borrower (x) will cause each of NCGP, NCLP, NC Sub, SC Sub not to, and (y) as lender to Homestead will not, modify or waive in any manner the terms of the Permitted Intercompany Debt, and will cause each of NLGP, NCLP, NC Sub, SC Sub to comply with the terms of the subordination provisions thereof. The Borrower will not, and will not permit NCGP or NCLP to, sell, transfer, assign or pledge any Permitted Intercompany Debt of which it is the obligee except pursuant to the Borrower Pledge Agreement or the NC Pledge Agreement, respectively.

          SECTION 5.20. Affiliate Transactions. The Borrower will not, and will not permit any of its Subsidiary Guarantors to, enter into any transaction with or make any payment to any Affiliates of the Borrower or of any Subsidiary Guarantor or any Affiliates thereof, other than the Property Management Contract, the REIT Management Contract, the Investor Agreement between Group and the Borrower or Permitted Intercompany Debt or any payments made in accordance therewith or dividends on shares of capital stock to the extent not prohibited hereby. Notwithstanding the foregoing, the Borrower or any Subsidiary Guarantor may enter into transactions with Affiliates (other than purchases or sales of real property, loan transactions or transactions for services provided pursuant to the Property Management Contract) which involve (i) underwriting or placement agent agreements as to which no amounts are payable by the Borrower other than expenses payable to third parties or indemnity obligations, in each case not less favorable to the Borrower or any Subsidiary Guarantor than those which are generally available in the market, (ii) stock purchase, option or warrant agreements in which the Borrower is selling or agreeing to sell Equity Interests thereunder, (iii) collective insurance agreements, (iv) the contemplated transaction with Homestead, including, without limitation, the contribution of assets to Homestead, the Equity Funding, the Mortgage Funding, and the receipt of the Homestead Investment, or (v) any other contract as to which the Borrower gives the Agent 30 days prior notice of the terms thereof and, in the reasonable judgment of the Required Banks, such terms are not less favorable to the Borrower or any Subsidiary Guarantor than those which are generally available in the market. In addition, notwithstanding the foregoing, the Borrower may enter into (i) temporary or bridge loan transactions with Group or any wholly-owned subsidiary thereof, which loans shall be unsecured and subordinate (on the same terms and conditions as set forth in clauses (A) and (B) of the definition of "Permitted Intercompany Debt") to any and all Loans made by any Bank and terminable upon thirty (30) days' notice and (ii) any and all transactions with or through Atlantic Development Services Incorporated which are permitted by, and in accordance with the terms of, this Agreement. No such transaction with or through Atlantic Development Services Incorporated ("ADS") shall be permitted, unless (i) all loans or advances to ADS are secured by first priority liens and security interests

(subject only to prior liens and security interests securing performance guaranties granted in the ordinary course of ADS' business) in real properties developed or acquired by ADS, (ii) the Borrower shall, at all times, beneficially own at least ninety percent (90%) of the economic interests in ADS, and (iii) the financial condition and results of operation of ADS shall be consolidated with those of the Borrower for purposes of the financial statements.

          SECTION 5.21. Contracts. The Borrower will not, and will cause the Subsidiary Guarantors not to, modify the Property Management Contract or the REIT Management Contract in any manner that (i) increases fees payable thereunder (except, in the case of the Property Management Agreement, increases consistent with market rates), (ii) adversely affects the Borrower's termination rights or (iii) reduces the duties of the REIT Manager or the Property Manager.

          SECTION 5.22. Real Estate Investment Trust. At all times prior to electing treatment as a REIT, the Borrower (including without limitation its organization and method of operations and those of its subsidiaries) will satisfy the conditions specified in Sections 856 through 859 of the Internal Revenue Code in order to elect treatment as a REIT. Borrower will timely elect treatment as a REIT for the tax year 1994 and will for each tax year thereafter continue to qualify as, and maintain its election under Section 856(c)(1) of the Internal Revenue Code to be a REIT. At all times prior to electing treatment as a REIT, the Borrower will take all action that is necessary for each Subsidiary Guarantor (other than Subsidiary Guarantors that are considered to be partnerships for Federal tax purposes) to qualify as a "qualified REIT subsidiary" under sections 856-859 of the Internal Revenue Code, and will avoid all action that is inconsistent with such continued qualification. Borrower will cause each Subsidiary Guarantor (other than Subsidiary Guarantors that are considered to be partnerships for Federal tax purposes) to qualify as a "qualified REIT subsidiary" under sections 856-859 of the Internal Revenue Code for each tax year commencing with the tax year 1994.

          SECTION 5.23. No Plan Assets. The Borrower will at no time hold "plan assets" within the meaning of Section 2510.3-101 of the Regulations of the Department of Labor.

          SECTION 5.24. Environmental Matters. At its sole cost and expense, the Borrower will comply with, and will cause each Subsidiary Guarantor (and with respect to any and all activities relating to the Mortgaged Property, the Property Manager and the REIT Manager) to comply with, all Environmental Laws, except to the extent non-compliance would not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will not, and will cause each Subsidiary Guarantor, the Property Manager and the REIT Manager not to, use, store, discharge, install or transport on any Mortgaged Property, or permit to be used, stored, discharged, installed or transported on any Mortgaged Property, any Hazardous Substances other than Hazardous Substances of such types and in such quantities as are customarily used or stored in or at comparable, prudently-managed multifamily buildings. Furthermore, the Borrower will (i) immediately commence any and all remedial action needed according to the environmental reports delivered to the Agent pursuant to Section 3.01(a)(xvii), (ii) diligently pursue such action to completion and (iii) promptly deliver to the Agent notice of initiation as well as notice of completion of such action.

          SECTION 5.25. Limitations on Subsidiary Debt. The Borrower will not permit any Subsidiary to have or incur any Debt (other than the Subsidiary Guaranties) other than (i) Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or developing an asset, provided that the amount of Debt so incurred or assumed does not exceed the acquisition or development cost of such asset, (ii) Debt consisting, or in respect, of existing tax-exempt bonds, (iii) Debt the sole obligee of which is the Borrower and (iv) Permitted Intercompany Debt.

          SECTION 5.26. Investments in Unimproved Real Property. The aggregate amount of the investments of the Borrower and its Consolidated Subsidiaries in unimproved real property, excluding real property which is being developed or will be developed within a reasonable period, will at no time exceed 10% of the total assets of the Borrower and its Consolidated Subsidiaries.

                                  ARTICLE VI

                                   DEFAULTS


          SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a) (i) the Borrower shall fail to pay when due any principal of or interest on any Loan, or (ii) shall fail to pay for five (5) Business Days after written notice thereof has been given to the Borrower by the Agent, any fees or any other amount payable hereunder;

          (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.07, 5.08, 5.10, 5.12-5.16, 5.18, 5.19, 5.22, 5.23 and
5.25, inclusive;

          (c) the Borrower shall fail to observe or perform the covenant contained in Section 5.09, 5.11, 5.17, 5.20, 5.21 or 5.24 for five (5) days after the Borrower shall have knowledge thereof; or the Borrower shall fail to observe or perform any other covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) or the Borrower or any Subsidiary Guarantor shall fail to perform any covenant or agreement contained in any other Loan Document to which it is a party for 30 days (or such shorter period as may be provided for therein) after written notice thereof has been given to the Borrower by the Agent at the request of any Bank; provided, however, that, in the event a Default hereunder arises due to a breach of the covenant contained in Section 5.24, which breach is caused by non-compliance with Environmental Laws affecting a Property (the "Contaminated Property") due solely to the action or inaction of one or more third parties, then the Borrower shall have up to sixty (60) days to (i) cure such breach (the "Cure Period") and
(ii) provide the Agent with a report of an environmental consultant, reasonably acceptable to the Required Banks, which report demonstrates to the reasonable satisfaction of the Required Banks that such breach has been cured and that the Contaminated Property is in compliance with applicable Environmental Laws (satisfaction of (i) and (ii) collectively a "Cure"). During such Cure Period, the Aggregate Mortgaged Property Value shall automatically be reduced by the Individual Mortgaged Property Value of the Contaminated Property and Borrower shall, within five (5) days of the beginning of the Cure Period, prepay any amounts required to be prepaid pursuant to Section 2.09. In the event the breach of Section 5.24 shall have been Cured prior to the end of the Cure Period, such reduction in the Aggregate Mortgaged Property Value shall automatically terminate. In the event the breach of Section 5.24 shall not have been Cured by the end of the Cure Period, and the Contaminated Property shall not have been released pursuant to Section 9.08 or Section 9.09, then such breach shall constitute an Event of Default hereunder;

          (d) any representation, warranty, certification or statement made by the Borrower or any Subsidiary Guarantor in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

          (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

          (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

          (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

          (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000;

          (j) a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

          (k) (i) the Borrower is no longer an Affiliate of Group, is no longer controlled by Group, or Group no longer owns beneficially, and either of record or through a wholly-owned subsidiary of Group which holds of record, at least 20% of each class of Equity Interests of the Borrower having the right to vote on the election of directors and any other material actions, proposals, issues or activities of the Borrower and its Subsidiaries, (ii) the REIT Manager is no longer an Affiliate of Group or (iii) the Property Manager is no longer an Affiliate of Group or is no longer controlled by Group;

          (l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than Group shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of a percentage of any class of Equity Interests of the Borrower having the right to vote on the election of directors and any other material actions, proposals, issues or activities of the Borrower and its Subsidiaries, equal to the percentage of such class then owned beneficially by Group minus 10%; or, during any period of 24 consecutive calendar months prior to the date of the consummation of the Borrower's initial public offering of any of the Borrower's Equity Interests registered with the Securities and Exchange Commission, individuals who were directors of the Borrower on the first day of such period (and directors appointed by any number of such individuals) shall cease to constitute a majority of the board of directors of the Borrower; or, during any period of 24 consecutive calendar months commencing on or after such date of consummation, individuals who were directors of the Borrower on the first day of such period (and directors appointed or nominated by any number of such individuals) shall cease to constitute a majority of the board of directors of the Borrower; or

          (m) any Loan Document shall for any reason cease to be in full force and effect, or shall cease to give the Agent the Liens, and the material rights, powers and privileges purported to be created thereby including, without limitation, a first perfected security interest in, and Lien on, all of the Collateral in accordance with the terms thereof, prior to all other Liens; then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, or (ii) if requested by Banks holding Notes evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                                  ARTICLE VII

                                   THE AGENT


          SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

          SECTION 7.02. Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

          SECTION 7.03. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

          SECTION 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

          SECTION 7.05. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith
(i) with the consent or at the request of the Required Banks or of a lesser number of Banks requesting action pursuant to Section 6.01 or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, any other Loan Documents or any other instrument or writing furnished in connection herewith or therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

          SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any other Loan Document or any action taken or omitted by such indemnitees hereunder or thereunder.

          SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

          SECTION 7.08. Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent, which successor Agent, provided no Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld or delayed. If no successor

Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. The Agent, whether appointed by the Required Banks or by the retiring Agent, shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. In addition, if Morgan Guaranty Trust Company of New York ("Morgan"), as Agent, shall at any time hold Commitments equal to less than $25,000,000 in the aggregate, it shall promptly notify the Banks and the Borrower thereof and shall offer to resign as Agent. If such offer shall be accepted by the Required Banks (for this purpose only, Morgan shall be deemed to have accepted its own offer to resign), a successor Agent shall be appointed in accordance with this Section 7.08.

          SECTION 7.09. Agent's Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.


                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES


          SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

          (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

          (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to convert outstanding Loans into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

          SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediate-ly if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

          SECTION 8.03.  Increased Cost and Reduced Return.

          (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), and provided such Bank is generally exercising rights similar to those set forth in this Section 8.03 (a) against other borrowers similarly situated to the Borrower, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

          (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), and provided such Bank is generally exercising rights similar to those set forth in this Section 8.03(b) against other borrowers similarly situated to the Borrower, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

          (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be prima facie evidence of the matters certified therein. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

          SECTION 8.04.  Taxes.

          (a) Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank's

Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies, including without limitation documentary, intangibles, recording, mortgage recording and transfer taxes, which arise from any extension of credit hereunder, any payment made hereunder or under any Note or from the execution or delivery or performance of, or the exercise of remedies under, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

          (c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Agent (as the case may be) makes demand therefor.

          (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue

Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 8.04(a).

          (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) with respect to Taxes imposed by the United States; provided that, should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

          (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

          SECTION 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

          (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

          (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid (or converted into a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

          If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.


                                   ARTICLE IX

                                 MISCELLANEOUS


          SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answer back is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

          SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right or remedy hereunder or under any Note, and no course of dealing with respect thereto, shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy hereunder or under any Note or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein, under any Note or in any other Loan Document are cumulative and may be exercised independently or concurrently and are not exclusive of any other rights or remedies provided by law.

          SECTION 9.03.  Expenses; Indemnification.

          (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel and local counsel for the Agent, in connection with the preparation and administration of this Agreement and each other Loan Document, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder, (ii) all appraisal fees, recording and filing fees, taxes, brokerage fees and commissions, abstract fees, title insurance premiums and fees, Uniform Commercial Code and other search fees, escrow fees, environmental report fees, engineering report fees, and all other costs and expenses of every character incurred in connection with the preparation, execution, delivery, filing, recordation or performance of any Loan Document and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default, and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

          (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of (i) this Agreement or any Loan Document or any actual or proposed use of proceeds of Loans hereunder, (ii) any violation by the Borrower or any Subsidiary or the Property Manager or the REIT Manager of any applicable Environmental Law or other law, (iii) any Environmental Claim or other claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any Subsidiary or the Property Manager or the REIT Manager, including, without limitation, all on-site and off-site activities involving Hazardous Substances, (iv) the breach of any representation, warranty or covenant set forth herein or in any Loan Document, (v) the grant to the Agent of any Lien on any property or assets of the Borrower or any Subsidiary Guarantor, or (vi) the exercise by the Agent and the Banks of their rights and remedies (including, without limitation, foreclosure) under any agreement creating any such Lien, provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

          SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. If any Rejecting Bank shall be repaid pursuant to Section 2.01(d), then, from and after the Conversion Date, the provisions of this
Section 9.04 shall not apply as to such Rejecting Bank.

          SECTION 9.05. Amendments and Waivers. Except as expressly provided in any other Loan Document, any provision of this Agreement or the Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (or by the Agent after receiving approval therefor from the Required

Banks) (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation (other than any Bank signing such amendment or waiver),
(ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, except as provided below, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the aggregate amount by which or to which the Commitments are required to be reduced on or prior to any Commitment Reduction Date, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or (vi) release any Collateral except as otherwise provided in Sections 9.08 and 9.09. In addition, no such amendment or waiver shall, unless signed by the Swing Lender and each other Bank affected thereby, increase the Swing Loan Commitment, postpone the date fixed for the termination of the Swing Loan Commitment or otherwise affect any of its rights or obligations hereunder relating to the Swing Loan Commitment or the Swing Loans.

          SECTION 9.06.  Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

          (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment on any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i),
(ii), (iii), (iv) or (vi) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Agent and unless an Event of Default shall have occurred and be continuing, the Borrower, which in each case shall not be unreasonably withheld; provided that if an Assignee is an affiliate of such transferor Bank, no such consent shall be required; and provided further that if the Assignee is not an Affiliate of the transferor Bank and not a Bank, the amount of the Commitment being assigned shall not be less than the lesser of (i) the entire Commitment of the transferor Bank or (ii) $10,000,000. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United

States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

          (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

          (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent (provided no Event of Default shall have occurred and be continuing) or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          SECTION 9.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) of the Borrower or any Subsidiary Guarantor or Affiliate as collateral in the extension or maintenance of the credit provided for in this Agreement.

          SECTION 9.08 Release of Mortgaged Property. The Agent acknowledges that the Borrower or any Subsidiary Guarantor may sell, to any Person who is not an Affiliate of the Borrower or of any Subsidiary, any parcel of real property constituting Mortgaged Property from time to time and, in connection therewith, may request a release from the Lien of the related Mortgage, and the Agent agrees to provide the Borrower or such Subsidiary Guarantor, as applicable, with any releases and reconveyances from the Lien of the related Mortgage, subject in each case to the satisfaction by the Borrower or any Subsidiary Guarantor, as applicable, of the following conditions:

          (a) the Borrower shall notify, or cause any Subsidiary Guarantor to notify, the Agent in writing of the impending sale of any Mortgaged Property and of the identity of the proposed purchaser not less than 15 days prior to such impending sale, which notification shall serve as a request to the Agent to release such Mortgaged Property from the Lien of the related Mortgage;

          (b) neither the Borrower nor any Subsidiary Guarantor shall be in Default under any Loan Document at the time of such request or release (other than a Default specified in the proviso to Section 6.01(c) with respect to a Contaminated Property);

          (c) the Mortgaged Property to be released shall include the entire parcel of real property subject to the Lien of the related Mortgage with respect to which a request for release is being made;

          (d) the Borrower shall pay all expenses and fees incurred by the Agent in connection with any release;

          (e) immediately prior to such release of Mortgaged Property, the Borrower shall make all payments that would be required to be made immediately after such release pursuant to Section 2.09(g) hereof; and

          (f) immediately following such release, the aggregate of the Individual Mortgaged Property Values of the Mortgaged Property subject to the Subsidiary Mortgages shall not be greater than 35% of the Aggregate Mortgaged Property Value.

          SECTION 9.09. Substitution of Mortgaged Property. The Agent acknowledges that NC Sub may sell at any time, to any Person who is not an Affiliate of the Borrower or of any Subsidiary, one, but only one, parcel of real property constituting Mortgaged Property and, in connection therewith, may request a release from the Lien of the related Mortgage, and the Agent agrees to provide NC Sub with any release and reconveyance from the Lien of the related Mortgage, subject to the satisfaction by NC Sub of the following conditions:

          (a) the Borrower shall cause NC Sub to notify the Agent in writing of the impending sale of such Mortgaged Property and of the identity of the proposed purchaser not less than 15 days prior to such impending sale, which notification shall serve as a request to the Agent to release such Mortgaged Property from the Lien of the related Mortgage;

          (b) neither the Borrower nor any Subsidiary Guarantor shall be in Default under any Loan Document at the time of such request or release;

          (c) the Mortgaged Property to be released shall include the entire parcel of real property subject to the Lien of the related Mortgage with respect to which a request for release is being made;

          (d) the Borrower shall pay all expenses and fees incurred by the Agent in connection with such release;

          (e) one or two new properties with an (aggregate, if two) Individual Mortgaged Property Value and Property Cash Flow for the past twelve months at least equal to or greater than the Individual Mortgaged Property Value and Property Cash Flow of the property to be released shall become subject to the Borrower Mortgage; and

          (f) each of the Banks shall have approved the new property that is to become subject to the Borrower Mortgage, which property shall be improved by unencumbered income-producing multifamily buildings, and each of the conditions in Section 3.01(b) shall have been met with respect to such new property as if the new property were being subjected to the Borrower Mortgage on the Subsequent Closing Date.

          SECTION 9.10. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          SECTION 9.11. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Agent of counter-parts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

          SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 9.13. Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans and the termination of the Commitments hereunder.

          SECTION 9.14. Further Assurances. At any time or from time to time upon the request of the Agent, the Borrower will, and will cause the Subsidiary Guarantors to, at its expense, promptly execute, acknowledge, and deliver such further documents and do such other acts and things as shall be necessary or advisable, in the Agent's discretion, in order to effect fully the purposes of this Agreement or any of the other Loan Documents. The Borrower will pay all fees and expenses (including reasonable attorneys fees) incurred by the Agent in connection therewith.

          SECTION 9.15. Right to New Appraisals. On or after May 15, 1996, and from time to time thereafter (but, in the case of any Mortgaged Property, not sooner than two (2) years from the date of any prior appraisal thereof) the Agent shall at the request of any Bank and at the expense of the Borrower conduct a new appraisal of any or all of the Mortgaged Property.

          SECTION 9.16. Confidentiality; Disclosure of Information. Each party hereto shall treat the transactions contemplated hereby and all financial and other information furnished to it about the Banks, the Borrower, any Subsidiary or any of the Mortgaged Property, as applicable, as confidential; provided, however, that such confidential information may be disclosed (a) as required by law or pursuant to generally accepted accounting procedures, (b) to officers, directors, employees, agents, partners, attorneys, accountants, engineers and other consultants of the parties hereto who need to know such information, provided such Persons are instructed to treat such information confidentially, or (c) by any Bank to any Participant or Assignee or any prospective transferee (provided such prospective transferee agrees to treat such information confidentially), which disclosure to prospective transferees may include any and all information which has been delivered to such Bank by the Borrower pursuant to this Agreement or the other Loan Documents or which has been delivered to such Bank in connection with such Bank's credit evaluation of the Borrower prior to entering into this Agreement. Notwithstanding the foregoing, this Section 9.16 shall not apply to any Bank so long as any Event of Default hereunder or under any other Loan Documents shall have occurred and be continuing and, in any such event, such Bank shall be entitled to disclose any information furnished to it in connection with this Agreement as it deems necessary or appropriate in its sole and absolute discretion.

          SECTION 9.17 Outstanding Amounts. The Borrower hereby represents and warrants that as of the day immediately preceding the Current Closing Date, (i) the aggregate outstanding balance of the Loans under the Original Credit Agreement is $194,000,000, and (ii) from the Initial Closing Date through the day immediately preceding the Current Closing Date, $247,000,000 in the aggregate (determined on a cumulative basis) has been borrowed under the Original Credit Agreement. The Borrower hereby agrees that it will not at any time take any position contrary to one that the conversion and/or continuation of Euro-Dollar Loans and Domestic Loans are not, and shall not be deemed to be, the making of a new Loan.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                      BORROWER:

                      SECURITY CAPITAL ATLANTIC
                        INCORPORATED



                      By: /s/ Jeffrey A. Klopf
                          --------------------
                          Name: Jeffrey A. Klopf
                          Title: Secretary

                      7777 Market Center Avenue
                      El Paso, Texas  79912
                      Attention:   Anne Schumacher
                      Fax number:  (915) 877-3301


Commitments           BANKS:
- -----------

$40,000,000           MORGAN GUARANTY TRUST COMPANY
                        OF NEW YORK



                      By: /s/ Authorized Officer
                          ----------------------
                          Name:
                          Title:


$35,000,000           THE FIRST NATIONAL BANK OF
                        BOSTON



                      By: /s/ Authorized Officer
                          ----------------------
                          Name:
                          Title:


$35,000,000           TEXAS COMMERCE BANK NATIONAL
                        ASSOCIATION



                      By: /s/ Brian M. Kouns
                          ----------------------
                          Name: Brian M. Kouns
                          Title: Vice President

$40,000,000           WELLS FARGO GROUP ADVISORS
                        FUNDING, INCORPORATED

                      By:  Wells Fargo Real Estate
                                Group, Inc., as Agent



                      By: [Intentionally left blank]
                          ----------------------------
                          Name:
                          Title:



                      By:  /s/ Priscilla A. Forbes
                          ----------------------------
                          Name:  Priscilla A. Forbes
                          Title: Assistant Secretary


$35,000,000           BANK OF AMERICA NATIONAL TRUST &
                        SAVINGS ASSOCIATION



                      By:  /s/ Mary Bowman
                          ----------------------------
                          Name:  Mary Bowman
                          Title: Vice President


$40,000,000           FIRST UNION NATIONAL BANK OF
                        GEORGIA



                      By:  /s/ Susan T. Miller
                          ----------------------------
                          Name:  Susan T. Miller
                          Title: Senior Vice President


$30,000,000           NATIONSBANK OF TEXAS, N.A.



                      By:  /s/ Authorized Officer
                          ---------------------------
                          Name:
                          Title:

$25,000,000           DRESDNER BANK AG NEW YORK AND
                        GRAND CAYMAN BRANCHES



                      By: /s/ Johannes Brockman
                         -------------------------------
                         Name:  Johannes Brockman
                         Title: Vice President



                      By: /s/ Richard W. Conroy
                         -------------------------------
                         Name:  Richard W. Conroy
                         Title: Vice President



$20,000,000           DG BANK DEUTSCHE GENOSSENSCHAFTSBANK



                      By: /s/ Nora McCann
                         -------------------------------
                         Name:  Nora McCann
                         Title: Senior Vice President



                      By: /s/ Authorized Officer
                         -------------------------------
                         Name:
                         Title:



$25,000,000           BAYERISCHE HYPOTHEKEN-UND
                        WECHSEL-BANK AKTIENGESELL-
                        SCHAFT, NEW YORK BRANCH



                      By: /s/ George S. Gnad
                         -------------------------------
                         Name:  George S. Gnad
                         Title: Vice President



                      By: /s/ Stephen G. Melidones
                         -------------------------------
                         Name:  Stephen G. Melidones
                         Title: Assistant Vice President

$25,000,000           COMMERZBANK AKTIENGESELLSCHAFT,
                           LOS ANGELES BRANCH



                      By:  /s/ Christian Jagenberg
                           --------------------------
                           Name:  Christian Jagenberg
                           Title: SVP and Manager



                      By:  /s/ Steven F. Larsen
                           --------------------------
                           Name:  Steven F. Larsen
                           Title: Vice President



Total Commitments
- -----------------

$350,000,000

                      AGENT:

                      MORGAN GUARANTY TRUST COMPANY
                        OF NEW YORK, as Agent



                      By: /s/ Timothy V. O'Donovan
                         -----------------------------
                         Name:    Timothy V. O'Donovan
                         Title:    Vice President

                         60 Wall Street
                         New York, New York 10260-0060
                         Attention:   William R. Barrett
                         Fax Number:  (212) 648-5748

                         Domestic Lending Office:
                         J.P. Morgan Services Inc.
                         500 Stanton-Christiana Road
                         Newark, Delaware  19713
                         Attention:   Jeannie Mattson
                         Fax Number:  (302) 634-4222

                         Euro-Currency Lending Office:
                         Nassau, Bahamas Office
                         c/o J.P. Morgan Services Inc.
                         Euro-Loan Servicing Unit
                         500 Stanton-Christiana Road
                         Newark, Delaware  19713
                         Attention:   Jeannie Mattson
                         Fax Number:  (302) 634-4222

                                   EXHIBIT A
                                   ---------


                                      NOTE


$_______________                         New York, New York

                                      as of June __, 1996


     For value received, SECURITY CAPITAL ATLANTIC INCORPORATED, a Maryland corporation (the "Borrower"), promises to pay to the order of _________________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

     All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This note is one of the First Mortgage Notes referred to in the Second Amended and Restated Credit Agreement, dated as of June 27, 1996, among the Borrower, the banks listed on the signature pages thereof and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. This Note is secured by the Borrower Mortgage and certain other Loan Documents, and is entitled to the benefit of the Subsidiary Guaranty, which is secured by the Subsidiary Mortgages and certain other Loan Documents.


                                    SECURITY CAPITAL ATLANTIC INCORPORATED

                                    By:  ___________________
                                         Name:
                                         Title:

                        LOANS AND PAYMENTS OF PRINCIPAL


________________________________________________________


                                Amount of
          Amount of   Type of   Principal   Maturity   Notation
Date        Loan       Loan      Repaid       Date     Made By
_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

                                   EXHIBIT B
                                   ---------


                              TRANSFER SUPPLEMENT
                              -------------------

          TRANSFER SUPPLEMENT (this "Transfer Supplement") dated as of ______, 199_ between _______________ (the "Assignor") and _________________ having an address at _______________(the "Purchasing Bank").


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Assignor has made loans to Security Capital Atlantic Incorporated, a Maryland corporation (the "Borrower"), pursuant to the Second Amended and Restated Credit Agreement, dated as of June __, 1996 (as the same may be amended, supplemented or otherwise modified through the date hereof, the "Credit Agreement"), among the Borrower, the banks party thereto, and Morgan Guaranty Trust Company of New York, as Agent. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement;

          WHEREAS, the Purchasing Bank desires to purchase and assume from the Assignor, and the Assignor desires to sell and assign to the Purchasing Bank, certain rights, title, interest and obligations under the Credit Agreement;

          NOW, THEREFORE, IT IS AGREED:

     1. In consideration of the amount set forth in the receipt (the "Receipt") given by Assignor to Purchasing Bank of even date herewith, and transferred by wire to Assignor, the Assignor hereby assigns and sells, without recourse, representation or warranty except as specifically set forth herein, to the Purchasing Bank, and the Purchasing Bank hereby purchases and assumes from the Assignor, a __% interest (the "Purchased Interest") of the Loans constituting a portion of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest of the Assignor in any Loans owing to the Assignor, any Note held by the Assignor, any Loan Commitment of the Assignor and any other interest of the Assignor under any of the Loan Documents.

     2. The Assignor (i) represents and warrants that as of the date hereof the aggregate outstanding principal amount of its share of the Loans owing to it (without giving effect to assignments thereof which have not yet become effective) is $__________; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) represents and warrants that it has not received any notice of Default or Event of Default from the Borrower; (iv) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (or the truthfulness or accuracy thereof) made in or in connection with the Credit Agreement, or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (v) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary of Guarantor or the performance or observance by the Borrower or any Subsidiary of Guarantor of any of its obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto. Except as specifically set forth in this Paragraph 2, this assignment shall be without recourse to Assignor.

     3. The Purchasing Bank (i) confirms that it has received a copy of the Credit Agreement, and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Credit Agreement, and has not relied on any statements made by Assignor or Skadden, Arps, Slate, Meagher & Flom; (ii) agrees that it will, independently and without reliance upon any of the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement, and the other Loan Documents; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; (iv) agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; (v) specifies as its address for notices and lending office, the office set forth beneath its name on the signature page hereof; (vi) it has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (vii) this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and (viii) the interest being assigned hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws.

     4. This Transfer Supplement shall be effective on the date (the "Effective Date") on which all of the following have occurred (i) it shall have been executed and delivered by the parties hereto, (ii) copies hereof shall have been delivered to the Agent and the Borrower, and (iii) the Purchasing Bank shall have paid to the Assignor the agreed purchase price as set forth in the Receipt.

     5. On and after the Effective Date, (i) the Purchasing Bank shall be a party to the Credit Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Bank thereunder and be entitled to the benefits and rights of the Banks thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement as to the Purchased Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. From and after the Effective Date, the Assignor shall cause the Agent to make all payments under the Credit Agreement, and the Notes in respect of the Purchased Interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Bank.

     7. This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

     8. Assignor hereby represents and warrants to Purchasing Bank that it has made all payments demanded to date by Morgan Guaranty Trust Company of New York ("Morgan") as Agent in connection with the Assignor's pro rata share of the obligation to reimburse the Agent for its expenses. In the event Morgan, as Agent, shall demand reimbursement for fees and expenses from Purchasing Bank for any period prior to the Effective Date, Assignor hereby agrees to promptly pay Morgan, as Agent, such sums directly, subject, however, to Paragraph 12 hereof.

     9. Assignor will, at the cost of Assignor, and without expense to Purchasing Bank, do, execute, acknowledge and deliver all and every such further acts, deeds conveyances, assignments, notices of assignments, transfers and assurances as Purchasing Bank shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchasing Bank the property and rights hereby given, granted, bargained, sold, aliened, enfeoffed, conveyed, confirmed, assigned and/or intended now or hereafter so to be, on which Assignor may be or may hereafter become bound to convey or assign to Purchasing Bank, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement.

     10. The parties agree that no broker or finder was instrumental in bringing about this transaction. Each party shall indemnify, defend the other and hold the other free and harmless from and against any damages, costs or expenses (including, but not limited to, reasonable attorneys' fees and disbursements) suffered by such party arising from claims by any broker or finder that such broker or finder has dealt with said party in connection with this transaction.

     11. Subject to the provisions of Paragraph 12 hereof, if, with respect to the Purchased Interest only, Assignor shall on or after the Effective Date receive (a) any cash, note, securities, property, obligations or other consideration in respect of or relating to the Loan or the Loan Documents or issued in substitution or replacement of the Loan or the Loan Documents, (b) any cash or non-cash consideration in any form whatsoever distributed, paid or issued in any bankruptcy proceeding in connection with the Loan or the Loan Documents or (c) any other distribution (whether by means of repayment, redemption, realization of security or otherwise), Assignor shall accept the same as Purchasing Bank's agent and hold the same in trust on behalf of and for the benefit of Purchasing Bank, and shall deliver the same forthwith to Purchasing Bank in the same form received, with the endorsement (without recourse) of Assignor when necessary or appropriate. If the Assignor shall fail to deliver any funds received by it within the same Business Day of receipt, unless such funds are received by Assignor after 4:00 p.m., Eastern Standard Time, then the following business day after receipt, said funds shall accrue interest at the federal funds interest rate and in addition to promptly remitting said amount, Assignor shall remit such interest from the date received to the date such amount is remitted to the Purchasing Bank.

          12. Assignor and Purchasing Bank each hereby agree to indemnify and hold harmless the other, each of its directors and each of its officers in connection with any claim or cause of action based on any matter or claim based on the acts of either while acting as a Bank under the Credit Agreement. Promptly after receipt by the indemnified party under this Section of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof. If any such action is brought against any indemnified party and that party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In no event shall the indemnified party settle or consent to a settlement of such cause of action or claim without the consent of the indemnifying party.

     13. THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Wire Transfer Instructions:            __________________________

                                       By:
                                            Name:
                                            Title:


                                       ___________________________


                                       By:  _____________________
                                            Name:
                                            Title:

Receipt Acknowledged this
____ day of ________, 199_:

MORGAN GUARANTY TRUST COMPANY
  OF NEW YORK, as Agent



By:__________________________
   Name:
   Title:

                               TABLE OF CONTENTS
                               -----------------


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

SECTION 1.01.  Definitions  . . . . . . . . . . . . . . . . . . . . . .   2
SECTION 1.02.  Accounting Terms and Determinations  . . . . . . . . . .  23
SECTION 1.03.  Types of Borrowings  . . . . . . . . . . . . . . . . . .  24
SECTION 1.04.  No Novation  . . . . . . . . . . . . . . . . . . . . . .  24

                                  ARTICLE II
                                  THE CREDITS
                                  -----------

SECTION 2.01.  Commitments to Lend  . . . . . . . . . . . . . . . . . .  24
SECTION 2.02.  Notice of Borrowing  . . . . . . . . . . . . . . . . . .  29
SECTION 2.03.  Notice to Banks; Funding of Loans  . . . . . . . . . . .  30
SECTION 2.04.  Notes  . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 2.05.  Method of Electing Interest Rates  . . . . . . . . . . .  31
SECTION 2.06.  Interest Rates   . . . . . . . . . . . . . . . . . . . .  33
SECTION 2.07.  Fees   . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 2.08.  Optional Termination or Reduction of
                 Commitments  . . . . . . . . . . . . . . . . . . . . .  38
SECTION 2.09.  Maturity; Mandatory Termination or Re-
                 duction of Commitments . . . . . . . . . . . . . . . .  38
SECTION 2.10.  Optional Prepayments   . . . . . . . . . . . . . . . . .  39
SECTION 2.11.  General Provisions as to Payments  . . . . . . . . . . .  40
SECTION 2.12.  Funding Losses   . . . . . . . . . . . . . . . . . . . .  41
SECTION 2.13.  Computation of Interest and Fees   . . . . . . . . . . .  41

                                  ARTICLE III
                                  CONDITIONS

SECTION 3.01.  Closings   . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 3.02.  Borrowings   . . . . . . . . . . . . . . . . . . . . . .  45

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
SECTION 4.01.  Corporate Existence and Power  . . . . . . . . . . . . .  46
SECTION 4.02.  Corporate and Governmental Authoriza-
                 tion; No Contravention   . . . . . . . . . . . . . . .  47
SECTION 4.03.  Binding Effect   . . . . . . . . . . . . . . . . . . . .  47
SECTION 4.04.  Financial Information  . . . . . . . . . . . . . . . . .  47
SECTION 4.05.  Litigation   . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 4.06.  Compliance with ERISA  . . . . . . . . . . . . . . . . .  48
SECTION 4.07.  Environmental Matters  . . . . . . . . . . . . . . . . .  48
SECTION 4.08.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 4.09.  Subsidiaries   . . . . . . . . . . . . . . . . . . . . .  50
SECTION 4.10.  Investments  . . . . . . . . . . . . . . . . . . . . . .  50
SECTION 4.11.  Not an Investment Company. . . . . . . . . . . . . . . .  50
SECTION 4.12.  Full Disclosure  . . . . . . . . . . . . . . . . . . . .  50
SECTION 4.13.  Subsidiary Guarantor Representations
                 True   . . . . . . . . . . . . . . . . . . . . . . . .  51
SECTION 4.14.  Senior Debt  . . . . . . . . . . . . . . . . . . . . . .  51

SECTION 4.15.  Relationship of Borrower and Its Affili-
                ates....................................................  51
SECTION 4.16.  Contracts................................................  51
SECTION 4.17.  Qualification as a REIT..................................  52
SECTION 4.18.  No Plan Assets...........................................  52
SECTION 4.19.  Subsidiary Debt..........................................  52

                                   ARTICLE V
                                   COVENANTS

SECTION 5.01.  Information..............................................  53
SECTION 5.02.  Payment of Obligations...................................  56
SECTION 5.03.  Maintenance of Property; Insurance.......................  57
SECTION 5.04.  Conduct of Business and Maintenance of
                 Existence..............................................  57
SECTION 5.05.  Compliance with Laws.....................................  58
SECTION 5.06.  Inspection of Property, Books and Records................  58
SECTION 5.07.  Minimum Consolidated Tangible Net Worth..................  58
SECTION 5.08.  Property Cash Flow Coverage..............................  58
SECTION 5.09.  Mortgaged Property Cash Flow Coverage....................  59
SECTION 5.10.  Leverage.................................................  59
SECTION 5.11.  Investments..............................................  59
SECTION 5.12.  Restricted Payments......................................  60
SECTION 5.13.  INTENTIONALLY OMITTED....................................  61
SECTION 5.14.  Consolidations, Mergers and Sales of
                 Assets.................................................  61
SECTION 5.15.  Use of Proceeds..........................................  61
SECTION 5.16.  Maintenance of Ownership of Subsidiary
                 Guarantors; Performance of
                 Subsidiary Guarantor Obligations.......................  62
SECTION 5.17.  No Change in Partnership Agreement; Sole
                 General Partner and Limited Partner....................  62
SECTION 5.18.  Maintenance of Subsidiary Guarantors as
                 Special Purpose Entities...............................  62
SECTION 5.19.  Restriction on Intercompany Debt; Subordination..........  62
SECTION 5.20.  Affiliate Transactions...................................  63
SECTION 5.21.  Contracts................................................  64
SECTION 5.22.  Real Estate Investment Trust.............................  64
SECTION 5.23.  No Plan Assets...........................................  64
SECTION 5.24.  Environmental Matters....................................  65
SECTION 5.25.  Limitations on Subsidiary Debt...........................  65
SECTION 5.26.  Investments in Unimproved Real Property..................  65

                                  ARTICLE VI
                                   DEFAULTS

SECTION 6.01.  Events of Default........................................  66
SECTION 6.02.  Notice of Default........................................  70

                                  ARTICLE VII
                                   THE AGENT

SECTION 7.01.  Appointment and Authorization......................  70
SECTION 7.02.  Agent and Affiliates...............................  70
SECTION 7.03.  Action by Agent....................................  70
SECTION 7.04.  Consultation with Experts..........................  70
SECTION 7.05.  Liability of Agent.................................  70
SECTION 7.06.  Indemnification....................................  71
SECTION 7.07.  Credit Decision....................................  71
SECTION 7.08.  Successor Agent....................................  71
SECTION 7.09.  Agent's Fee........................................  72

                                  ARTICLE VIII
                            CHANGE IN CIRCUMSTANCES

SECTION 8.01.  Basis for Determining Interest Rate
                 Inadequate or Unfair.............................  72
SECTION 8.02.  Illegality.........................................  73
SECTION 8.03.  Increased Cost and Reduced Return..................  74
SECTION 8.04.  Taxes..............................................  75
SECTION 8.05.  Base Rate Loans Substituted for Affected
                 Fixed Rate Loans.................................  77

                                   ARTICLE IX
                                 MISCELLANEOUS

SECTION 9.01.  Notices............................................  78
SECTION 9.02.  No Waivers.........................................  78
SECTION 9.03.  Expenses; Indemnification..........................  79
SECTION 9.04.  Sharing of Set-Offs................................  80
SECTION 9.05.  Amendments and Waivers.............................  80
SECTION 9.06.  Successors and Assigns.............................  81
SECTION 9.07.  Collateral.........................................  83
SECTION 9.08   Release of Mortgaged Property......................  83
SECTION 9.09.  Substitution of Mortgaged Property.................  84
SECTION 9.10.  Governing Law; Submission to Jurisdiction..........  85
SECTION 9.11.  Counterparts; Integration; Effectiveness...........  85
SECTION 9.12.  Waiver of Jury Trial...............................  86
SECTION 9.13.  Survival...........................................  86
SECTION 9.14.  Further Assurances.................................  86
SECTION 9.15.  Right to New Appraisals............................  86